Exhibit 2.3

Execution Version

AMENDED AND RESTATED

BUSINESS COMBINATION AGREEMENT

(originally dated October 12, 2022)

Dated December 18, 2023

by and among

CLEAN EARTH ACQUISITIONS CORP.,

ALTERNUS ENERGY GROUP PLC

and

CLEAN EARTH ACQUISITIONS SPONSOR, LLC

in its capacity as the Purchaser Representative and solely for purposes of Sections 8.06 and 9.02

TABLE OF CONTENTS

i

EXHIBITS

Exhibit A – Form of Sponsor Support Agreement

Exhibit B – Form of Third Amended and Restated Certificate of Incorporation of Purchaser Exhibit C – Form of Amended and Restated Bylaws of Purchaser

Exhibit D – Form of Investor Rights Agreement

Exhibit E – Form of Purchaser Incentive Plan

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This Amended and Restated Business Combination Agreement (this “Agreement”), dated as of December 18, 2023, is made by and among Clean Earth Acquisitions Corp., a Delaware corporation (“Purchaser”), Alternus Energy Group Plc, a public limited company incorporated under the laws of Ireland (“Seller”), and Clean Earth Acquisitions Sponsor, LLC, a Delaware limited liability company, in its capacity as the representative of Purchaser and solely for purposes of Sections 8.06 and 9.02 (the “Purchaser Representative”). Purchaser and Seller are each referred to herein as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Purchaser is a blank check company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, a business combination agreement between the parties was entered into on 12 October 2022 (the “Original Business Combination Agreement” and was subsequently amended by a First Amendment to the Business Combination Agreement, dated as of April 12, 2023 (the “First Amendment”) and by written consents dated May 25, 2023 and November 16, 2023 (the “Consents”). For the purposes of clarity, this Agreement amends and restates the Original Business Combination Agreement as amended by the First Amendment, Consents and also includes certain additional agreed amendments;

WHEREAS, prior to the date of the Original Business Combination Agreement, Seller effected a restructuring whereby Seller formed Alternus Lux 01 S.à.r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg (“Alternus Lux”), and contributed one hundred percent (100%) of the issued share capital of AEG MH 01 Limited, a private limited company incorporated under the laws of Ireland (the “AEG MH 01 Shares”), to Alternus Lux (the “Pre-Signing Luxco Contribution”);

WHEREAS, as of the date of the Original Business Combination Agreement, Seller directly owns, inter alia, (i) one hundred percent (100%) of the issued and outstanding capital stock of Alternus Energy Americas Inc., a Delaware corporation (the “AEA Shares”), (ii) sixty percent (60%) of the issued share capital of Unisun Energy Holding B.V., a private limited company incorporated under the laws of the Netherlands (the “Unisun Shares”), (iii) one hundred percent (100%) of the issued share capital of Alternus Lux (the “Alternus Lux Shares”), (iv) one hundred percent (100%) of the issued share capital of Solis Bond Company Designated Activity Company, a private limited company incorporated under the laws of Ireland (the “Solis Shares”), and (v) one hundred percent (100%) of the issued share capital of AEG JD 02 Limited, a private limited company incorporated under the laws of Ireland (the “AEG JD 02 Shares”);

WHEREAS, following the date of the Original Business Combination Agreement, Seller has effected a restructuring whereby Seller has contributed one hundred percent (100%) of the Solis Shares to Alternus Lux (the “Post-Signing Luxco Contribution” and together with the Pre- Signing Luxco Contribution and the Post-Signing LuxCo Contribution, the “Restructuring”);

WHEREAS, following the date of the Original Business Combination Agreement, Seller has incorporated a new entity and owns 100% of the issued share capital of Alternus FundCo Limited (“FundCo Shares”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Purchased Shares in exchange for the consideration set forth in this Agreement (the “Share Sale”);

WHEREAS, the board of directors of Seller (the “Seller Board”) has: (a) determined that it is in the best interests of Seller and the shareholders of Seller, and declared it advisable, to enter into this Agreement and the Transactions; and (b) approved this Agreement and the Transactions, including the Share Sale, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, the board of directors of Purchaser (the “Purchaser Board”) has: (a) determined that it is in the best interests of Purchaser and the stockholders of Purchaser, and declared it advisable, to enter into this Agreement and the Transactions; and (b) approved this Agreement and the Transactions, including the Share Sale, in each case on the terms and subject to the conditions of this Agreement;

WHEREAS, in accordance with the terms hereof, Purchaser shall provide an opportunity to its stockholders to have their Public Shares redeemed on the terms and subject to the conditions set forth in the Prospectus and the Organizational Documents of Purchaser in conjunction with, inter alia, obtaining approval from its stockholders for the transactions contemplated by this Agreement and the Ancillary Agreements;

WHEREAS, concurrently with the execution and delivery of this Agreement, Clean Earth Acquisitions Sponsor, LLC (the “Sponsor”), certain other stockholders of Purchaser, Purchaser and Seller have entered into that certain Sponsor Support Agreement in the form attached hereto as Exhibit A (the “Sponsor Support Agreement”), dated as of the date hereof, pursuant to which each of the Sponsor and stockholders of Purchaser listed thereto has agreed to, among other things, vote to adopt and approve this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, and waive, forfeit and surrender any and all anti-dilution or similar protection with respect to any shares of Purchaser Common Stock;

WHEREAS, prior to the Closing, Purchaser shall, on the terms and subject to the conditions set forth herein, adopt (i) the Third Amended and Restated Certificate of Incorporation of Purchaser in the form attached hereto as Exhibit B (the “A&R Purchaser Charter”) and (ii) the Amended and Restated Bylaws of Purchaser in the form attached hereto as Exhibit C (the “A&R Purchaser Bylaws”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor, Seller and Purchaser have entered into an Investor Rights Agreement in the form attached hereto as Exhibit D (the “Investor Rights Agreement”);

WHEREAS, after the execution and delivery of this Agreement, Purchaser may, subject to approval by Seller, obtain commitments from one or more investors (an “Investment”) pursuant to the terms of one or more agreements (each, a “Investment Agreement”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01           As used herein, the following terms shall have the following meanings:

“A&R Purchaser Bylaws” has the meaning set forth in the recitals.

“A&R Purchaser Charter” has the meaning set forth in the recitals.

“Accounting Principles” means the principles and accounting standards set out in Annex A attached hereto.

“Acquired Subsidiaries” means each of (i) Lucas EST S.R.L., (ii) Ecosfer Energy S.R.L., (iii) LJG Green Source Energy Beta S.R.L., (iv) Solarpark Samas Sp. z.o.o., (v) Elektrownia PV Komorowo Sp. z.o.o., (vi) Gardno PV Sp. z.o.o., (vii) Gardno2 PV Sp. z.o.o., (viii) PV Zachod Sp. z.o.o. and (ix) RA 01 Sp. z.o.o.

“Action” means any action, lawsuit, claim, suit, arbitration, litigation, inquiry, hearing, audit, charge, mediation, examination, judicial or legal proceeding or investigation, whether civil, criminal or administrative, at law or in equity, by or before any Governmental Authority or arbitrator.

“Adjusted EBITDA” means, with respect to any period, the “Adjusted EBITDA” of Purchaser for such period, as set forth in Purchaser’s Annual Reports (i.e., Form 10-Ks) filed with the SEC and as it is presented in the MD&A section of the Purchaser’s Annual Reports.

“AEA Shares” has the meaning set forth in the recitals.

“AEG JD 02 Shares” has the meaning set forth in the recitals.

“AEG MH 01 Shares” has the meaning set forth in the recitals.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Alternus Lux” has the meaning set forth in the recitals.

“Alternus Lux Shares” has the meaning set forth in the recitals.

“Ancillary Agreements” means all agreements, other than this Agreement, entered into in connection with the consummation of the Transactions, including the Sponsor Support Agreement, the A&R Purchaser Charter, the A&R Purchaser Bylaws, the Investor Rights Agreement, the Key Employee Employment Agreements, and the documents and agreements entered into in connection therewith.

“Audited Financial Statements” has the meaning set forth in Section 3.06(a).

“Balance Sheet Date” has the meaning set forth in Section 3.06(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York, Amsterdam, the Netherlands, Luxembourg, Grand Duchy of Luxembourg or Dublin, Ireland are authorized or obligated by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), the Families First Coronavirus Response Act of 2020 (H.R. 6201), “Division N - Additional Coronavirus Response and Relief” of the Consolidated Appropriations Act, 2021 (H.R. 133) and the American Rescue Plan Act of 2021 (Pub. L. 117-2), as applicable (including, in each case, any changes in state or local Law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), and any legislative or regulatory guidance issued pursuant thereto.

“Carmel Privileged Communications” has the meaning set forth in Section 9.15(a).

“CBA” means any collective bargaining agreement or other Contract with any labor union, works council, labor organization, employee representative or association.

“Certificate” has the meaning set forth in Section 2.04(d)(i).

“Change in Recommendation” has the meaning set forth in Section 5.07(d).

“Claims” has the meaning set forth in Section 5.10.

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Statement” has the meaning set forth in Section 2.03(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing Consideration” means an amount equal to $275,000,000.

“Closing Share Consideration” means a number of shares, rounded up to the nearest whole number, of Purchaser Common Stock equal to 30,000,000 shares of Purchaser Common Stock, plus the quotient of (a) the Closing Consideration divided by (b) $10.

“Company Indemnified Parties” has the meaning set forth in Section 5.14(a).

“Company IP Rights” means (a) all Intellectual Property Rights, other than Company-Owned IP Rights, for which any Target Company holds or purports to hold, or has been granted, any licenses, immunities, or other rights, or which are used or held for use in, or necessary for, the operation of the businesses of the Target Companies as presently conducted; and (b) all Company-Owned IP Rights.

“Company-Owned IP Rights” means all Intellectual Property Rights owned by any Target Company or represented by a Target Company in a Contract as owned by a Target Company.

“Company Systems” means all information technology and computer systems, electronic data processing, record keeping systems, communications systems, telecommunications systems, networking systems, account management systems, inventory management systems and other applications, Software, hardware and equipment (including all databases, firmware and related documentation) and information contained therein or transmitted thereby, including any outsourced systems and processes, in each case necessary for or otherwise used or held for use by or on behalf of the Target Companies.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 19, 2022, by and between Seller and Purchaser.

“Contract” means any written or oral agreement, contract, indenture, lease, sublease, instrument, arrangement, license, sublicense, obligation or commitment, in each case, that is legally binding (and in each case, including any amendments and modifications thereto).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks of COVID-19.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, mask wearing, temperature taking, personal declaration, “purple badge standard,” shut down, closure, sequester or any other Law, decree, judgment, injunction or other Governmental Order, directive, guideline or recommendation by any Governmental Authority or industry group in connection with or in response to COVID-19 pandemic, including, the CARES Act.

“COVID-19 Tax Measure” means any Law enacted or issued by any Governmental Authority with respect to any Tax matter in response to COVID-19 (including the CARES Act and Payroll Tax Executive Order) and any administrative authority issued pursuant to such legislation or order or otherwise issued with respect to any Tax matter in response to COVID-19 (including IRS Notice 2020-65).

“D&O Indemnified Parties” has the meaning set forth in Section 5.14(a).

“Deferred Underwriting Commissions” has the meaning set forth in Section 4.05.

“Disclosure Letters” means the Seller Disclosure Letter and Purchaser Disclosure Letter, collectively.

“Dispute” has the meaning set forth in Section 9.04(a).

“Entity” means a Person that is not a natural Person.

“Environmental Laws” means any applicable Law in any relevant jurisdictions relating to pollution or protection of human health or the environment, including those imposing liability or establishing requirements for the use, storage, transport, handling, treatment, Release of, exposure to, and disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that is (or at the relevant time was or could be) considered a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA with any Target Company.

“Excepted Liens” means those Liens set forth on Section 1.01(a) of the Seller Disclosure Letter.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Companies” means (i) Altnor AS, private limited company incorporated under the laws of Norway, and its direct and indirect Subsidiaries, (iii) GHFG Limited, a private limited company incorporated under the laws of Ireland, and its direct and indirect Subsidiaries, (iii) ALTAM Inc., a Nevada corporation, and its direct and indirect Subsidiaries, (iv) Unisun Energy Holding B.V. and its direct and indirect subsidiaries, (v) AEG JD 02 Limited and its direct subsidiary, and (vi) Alternus FundCo Limited.

“Final Purchaser Trust Amount” has the meaning set forth in Section 2.03(b).

“Financial Statements” has the meaning set forth in Section 3.06(a).

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, supranational, foreign, state, provincial, local, county, municipal or other government, any governmental, regulatory or administrative authority, agency, department, bureau, board, commission or official or any quasi-governmental or private body, in each case whether U.S. or non-U.S., exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any court, tribunal, judicial or arbitral body or arbitrator (public or private), or any Self-Regulatory Organization (in each case to the extent that the rules, regulations or orders of such body or authority have the force of Law).

“Governmental Order” means any judgment, ruling, order, writ, injunction, award or decree of any Governmental Authority.

“Hazardous Materials” means: (a) those substances defined in or regulated as pollutants, contaminants, dangerous goods or hazardous or toxic substances, materials of concern or wastes under Laws relating to pollution or protection of human health or the environment; (b) petroleum and petroleum products, including crude oil and any fractions thereof; and (c) asbestos, polychlorinated biphenyls, radioactive materials and other chemicals or substances for which liability or standards of care are imposed by Laws relating to pollution or protection of human health or the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

“HSR Approval” means the filing of a Notification and Report Form with the United States Federal Trade Commission and the United States Department of Justice under the HSR Act and the expiration or termination of any applicable waiting period (including any extensions) thereunder, if required.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immigration Laws” has the meaning set forth in Section 3.21(c).

“Income Tax” means any Tax based upon, measured by, or calculated with respect to (a) net income or profits or overall gross income or gross receipts (including any capital gains or alternative minimum Tax) or (b) multiple bases (including corporate franchise, doing business or occupation Tax) if one or more of the bases on which that Tax may be measured or calculated is described in clause (a) of this definition.

“Income Tax Return” means any Tax Return with respect to Income Taxes.

“Indebtedness” means, without duplication, the unsatisfied Liabilities of the Target Companies, whether contingent or otherwise (including penalties, interest and premiums): (a) in respect of borrowed money, or with respect to advances of any kind under a credit facility or other debt instrument (including under any applicable credit line); (b) evidenced by bonds, notes, debentures or similar instruments, including such obligations incurred in connection with the acquisition of property, assets or businesses; (c) any obligations for the deferred purchase price of property or services, including all earn-out or other similar contingent payment obligations; (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of the property subject to such mortgage or Lien; (f) amounts drawn on letters of credit, bankers’ acceptances or similar facilities; (g) any amounts in respect of unfunded or underfunded liabilities or obligations under pension or retirement (whether defined benefit or defined contribution), superannuation, gratuity, or similar pension-like policies, plans, programs, agreements or arrangements, severance or similar termination liabilities or obligations, deferred compensation, post-termination or retiree health and/or welfare benefit liabilities or obligations, accrued paid time off, or accrued bonuses or other incentive payments, in each case, whether pursuant to a written agreement or otherwise owed, plus the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments; (h) payables owing to Affiliates (other than to another Target Company); (i) any change-in-control payments, transaction bonuses, retention payments, single-trigger severance or similar compensatory payments payable to any Person by any Target Company that are triggered in connection with the consummation of the Transactions (whether prior to, upon or after such consummation, and whether or not in connection with another event but excluding in all cases any “double trigger” payments that become payable as a result of any action or omission by Purchaser or its applicable Affiliate upon or following such consummation) and the employer portion of any payroll, employment or similar Taxes associated with any of the foregoing payments; and (j) guarantees of the liabilities described in clauses (a) through (i) above of any other Person; provided, however, that each of (i) trade accounts payable and other operating liabilities in the Ordinary Course of Business (for the avoidance of doubt, not including Taxes), (ii) any outstanding surety or performance bonds (to the extent undrawn) or letters of credit (to the extent undrawn), and (iii) any liabilities or obligations owed by any Target Company to another of any Target Company, shall not constitute Indebtedness.

“Insider Letter Agreement” means that certain Insider Letter Agreement, dated February 23, 2022, by and among the Clean Earth Acquisitions Sponsor, LLC, Aaron Ratner, Martha Ross, Nicholas Parker, Candice Beaumont, Bradford Allen, Michael Vahrenkamp and Purchaser.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property Rights” shall mean any and all common law or statutory or other rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, re-issues, and reexaminations thereof (collectively, “Patents”); (b) trademarks, service marks, trade dress, trade names, logos, designs, slogans, taglines, brands, product names, and other designations of origin, source or quality, registrations and applications for any of the foregoing, and all goodwill associated with any of the foregoing (collectively, “Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (d) copyrights, copyrightable works, and equivalent rights of author, in any published or unpublished works of authorship (including Software as a work of authorship), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data, and other confidential or proprietary information (whether business or technical or otherwise) (collectively, “Trade Secrets”); and (f) other intellectual property, industrial property and proprietary rights anywhere in the world.

“Interim Financial Statements” has the meaning set forth in Section 3.06(a).

“Interim Period” has the meaning set forth in Section 5.01.

“Intervening Event” has the meaning set forth in Section 5.07(d).

“Intervening Event Notice Period” has the meaning set forth in Section 5.07(d).

“Investment” has the meaning set forth in the recitals.

“Investment Agreement” has the meaning set forth in the recitals.

“Investor Rights Agreement” has the meaning set forth in the recitals.

“IPO” has the meaning set forth in Section 5.10.

“IRS” means the Internal Revenue Service of the United States of America.

“Key Employees” means Vincent Browne, Joseph Duey, Taliesin Durant, Gary Swan, David Farrell, and Larry Farrell.

“Key Employee Employment Agreements” has the meaning set forth in Section 5.16.

“Law” means any law (statutory, common or otherwise), statute, ordinance, regulation, rule, code, treaty, directive, executive order, injunction, judgment, decree or other order of a Governmental Authority.

“Liability” means any liability or obligation (whether known or unknown, absolute or contingent, whether liquidated or unliquidated and whether due or to become due).

“Liens” means liens, licenses, covenants not to sue, options, transfer restrictions, mortgages, security interests, adverse ownership interests, pledges, charges or other encumbrances.

“Leased Real Property” has the meaning set forth in Section 3.09(b).

“Leases” means all leases, subleases, licenses, concessions and other binding agreements (written or oral) pursuant to which any Target Company holds any Leased Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto and the right to all security deposits and other amounts and instruments deposited by or on behalf of any Target Company thereunder.

“Look-back Date” means January 1, 2019.

“Maximum Annual Premium” has the meaning set forth in Section 5.14(b).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.06(a).

“NASDAQ” means the Nasdaq Global Market.

“Net Working Capital” means the working capital of the Target Companies at 11:59 p.m. (Eastern Time) on the calendar day immediately prior to the Closing Date comprising all items included in the illustrative working capital calculation set out in Section 1.01(b) of the Seller Disclosure Letter calculated, on a consolidated basis, immediately prior to the Closing, in accordance with the Accounting Principles. The table in Section 1.01(b) of the Seller Disclosure Letter shows, for illustrative purposes, the calculation of the Net Working Capital of the Target Companies as of June 30, 2022. Notwithstanding anything to the contrary, Net Working Capital shall not include any current assets or current liabilities related to, based on or in respect of (i) any acquisitions consummated after the date of this Agreement and any Indebtedness incurred after the date of this Agreement related to such acquisitions, (ii) any Indebtedness and related cash, in each case not related to core operations, incurred after the date of this Agreement, or (iii) any payments or proceeds received on account of events after the date of this Agreement that are not in the Ordinary Course of Business (e.g., insurance proceeds from a natural disaster).

“Ordinary Course of Business” means, with respect to any Person, actions that are taken in the ordinary course and materially consistent with the past practices and normal day-to-day operations of such Person, including any action taken or omitted to be taken to the extent such act or omission is reasonably determined by such Person to be necessary to comply with the COVID-19 Measures.

“Organizational Documents” means, with respect to a Person that is not an individual, its articles of incorporation, constitution, certificate of incorporation, certificate of formation, bylaws, memorandum and/or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and/or similar governing agreements or documents, instruments or certificates executed, adopted or filed in connection with the creation, formation, incorporation or organization of such Person, including any amendments thereto.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state, local, and non-U.S. Tax laws.

“Party” has the meaning set forth in the preamble.

“Pass-Through Tax Return” means any Income Tax Return (such as IRS Form 1065 and associated IRS Schedule K-1s and corresponding state and local Tax Returns) of the Company and its Subsidiaries with respect to which (i) such Company or Subsidiary is treated as a partnership for U.S. federal (and applicable state and local) Income Tax purposes (a “Relevant Target Company”), and (ii) the income, gain, losses, deductions, and other Tax items reflected on such Income Tax Returns are allocated to, and reflected on the Tax Returns of, the beneficial owners of the Company. By way of example and without limitation, Tax Returns primarily concerning property Taxes, sales and use Taxes, payroll Taxes, and withholding Taxes are not Pass-Through Tax Returns.

“Payroll Tax Executive Order” means the Presidential Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020 and including any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notice 2020-65).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“PCAOB Audited Financial Statements” means the Target Companies’ audited combined balance sheet as of December 31, 2021 and December 31, 2022 and statements of income, changes in shareholder equity and cash flows for the twelve (12)-month periods then ended, each audited in accordance with GAAP and PCAOB auditing standards by a PCAOB qualified auditor.

“Permits” means any franchise, license, permit, consent and order of any Governmental Authority necessary for any Target Company to own, lease and operate its properties or to carry on its business.

“Permitted Liens” means (a) Liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on the Financial Statements in accordance with the Accounting Principles; (b) statutory and contractual Liens arising or incurred in the Ordinary Course of Business with respect to Leased Real Property for amounts that are not yet due and payable or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with the Accounting Principles; (c) zoning, building, or other restrictions, variances, and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the business thereon; (d) covenants, rights of way, encumbrances, easements and other irregularities in title, none of which, individually or in the aggregate, interfere, or would interfere, in any material respect with the present use of or occupancy of the affected parcel in the operation of the business conducted thereon by the Target Companies; and (e) Liens incurred in connection with capital lease obligations of the Target Companies incurred in the Ordinary Course of Business.

“Person” means and includes an individual, a partnership (general or limited), a joint venture, a corporation, a company, a trust, an estate, a limited liability company, an association, a joint-stock company, an unincorporated organization or other entity and a Governmental Authority.

“Personal Information” means information that, alone or in combination with other information, allows the identification of an individual or can be used to contact an individual, directly or indirectly, including name; social security number; government-issued identification numbers or other identification numbers; health or medical information, including health insurance information; credit or payment card or financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; Internet Protocol (IP) addresses or other information that is regulated by one or more Privacy Laws.

“Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any similar plan subject to Laws of a jurisdiction outside of the United States), and any other benefit or compensation plan, policy, program, practice, agreement, understanding or arrangement, whether written or oral, (including all cash incentive, bonus, deferred compensation, profit sharing, equity appreciation, phantom equity, equity purchase, stock or share option or other incentive equity or equity or equity-linked arrangement, and any employment, consulting, advisor, service, termination, retention, bonus, excess benefit, profit sharing, change in control, severance, retirement, supplemental retirement, pension, savings, tax gross-up, employee loan, vacation, fringe, paid time off, disability, medical, dental, vision, cafeteria, insurance, flex spending, accident, adoption/dependent/employee assistance, tuition, health and welfare, post-termination or retiree health and welfare plan, program, policy, agreement, arrangement, commitment or Contract) that is: (A) sponsored, maintained, contributed to or required to be contributed to by Seller or any of its Subsidiaries or any of their ERISA Affiliates or (B) with respect to which Seller or any of its Subsidiaries or any of their ERISA Affiliates has or could reasonably be expected to have any liability or obligation whether actual or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any current or former officer, employee, individual independent contractor, consultant or other service provider (including any such Person providing services through a personal services entity), director or manager (each, a “Service Provider”) or the spouses, beneficiaries or other dependents thereof.

“Post-Signing Luxco Contribution” has the meaning set forth in the recitals.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date, and with respect to any Straddle Period, the portion of such period ending on (and including) the Closing Date.

“Pre-Signing Luxco Contribution” has the meaning set forth in the recitals.

“Privacy Laws” means all applicable Laws concerning the privacy, collection, receipt, storage, compilation, transfer, disposal, security (both technical and physical), disclosure, transfer, processing, protection, sharing, breach or other use of Personal Information, and all regulations promulgated thereunder, including HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Children’s Online Privacy Protection Act, the Family Educational Rights and Privacy Act, the General Data Protection Regulation (2016/679), state social security number protection Laws, state data breach notification Laws and, where applicable, state consumer protection Laws.

“Proskauer Privileged Communications” has the meaning set forth in Section 9.15(b).

“Prospectus” means that certain final prospectus of Purchaser, dated February 23, 2022, and filed on February 25, 2022, prepared, filed and made available to the public in accordance with applicable federal securities Laws.

“Proxy Statement” has the meaning set forth in Section 5.07(a).

“Public Rights” means the 23,000,000 Rights that comprise part of the Public Units, which are listed on the NASDAQ under the ticker symbol “CLINR”, with each Right entitling the holder thereof to acquire one-tenth (1/10th) of one share of Purchaser Common Stock upon consummation of an initial business combination.

“Public Shareholders” has the meaning set forth in Section 5.10.

“Public Shares” means the 23,000,000 shares of Purchaser Common Stock that comprise part of the Public Units, which are listed on the NASDAQ under the ticker symbol “CLIN”.

“Public Units” means the 23,000,000 Units issued and sold in the IPO, with each Public Unit consisting of one Public Share, one Public Right and one-half of one Public Warrant, which Public Units are listed on the NASDAQ under the ticker symbol “CLINU”.

“Public Warrants” means the warrants to purchase up to 11,500,000 shares of Purchaser Common Stock at a price of $11.50 per share that comprise part of the Public Units, which is listed on the NASDAQ under the ticker symbol “CLINW”.

“Purchase Price Allocation” has the meaning set forth in Section 8.07.

“Purchased Shares” means, collectively, (i) the AEA Shares, and (ii) the Alternus Lux Shares. For the avoidance of doubt, Purchased Shares shall not include any capital stock or share capital of any of the Excluded Companies.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under Purchaser’s initial IPO prospectus or similar transaction, in one transaction or a series of transactions, involving Purchaser or involving all or a material portion of the assets, equity securities or businesses of Purchaser (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); or (b) any equity or similar investment in Purchaser or any of its controlled Affiliates, other than any Investments, the extent applicable.

“Purchaser Board” has the meaning set forth in the recitals.

“Purchaser Board Recommendation” has the meaning set forth in Section 5.07(d).

“Purchaser Class B Common Stock” means Class B common stock of Purchaser, par value $0.0001 per share.

“Purchaser Closing Statement” has the meaning set forth in Section 2.03(b).

“Purchaser Common Stock” means Class A common stock of Purchaser, par value $0.0001 per share.

“Purchaser Disclosure Letter” means the disclosure schedules of Purchaser delivered concurrently with the execution of this Agreement.

“Purchaser Fundamental Representations” means Section 4.01 (Organization and Power), Section 4.03(a) (Authorization; No Breach; Valid and Binding Agreement), Section 4.03(d) (Authorization; No Breach; Valid and Binding Agreement), Section 4.05 (Purchaser Trust Account), Section 4.10 (Capitalization), and Section 4.18 (Brokerage).

“Purchaser Group” has the meaning set forth in Section 9.15(a).

“Purchaser Incentive Plan” means that certain equity incentive plan to be entered into at Closing by Purchaser, substantially in the form attached hereto as Exhibit E.

“Purchaser Indemnified Parties” has the meaning set forth in Section 5.14(a).

“Purchaser Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, financial condition or results of operations of Purchaser taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay Purchaser from consummating the Transactions (including the Share Sale); provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Purchaser Material Adverse Effect: any change, effect, event, occurrence, state of facts or development arising from or related to (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which Purchaser operates, or in the price of any security or any market index or any change in prevailing interest rates or currency exchange rates; (ii) the taking of any action required by this Agreement, including any redemptions of Public Shares pursuant to the Purchaser Share Redemption; (iii) any change in applicable Laws or the interpretation thereof after the date hereof; (iv) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (v) any change in GAAP after the date hereof; (vi) the commencement, continuation or escalation of a war, riots, material armed hostilities or other material international or national calamity or act of terrorism; (vii) effects arising from or relating to any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (viii) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof) or material worsening of such conditions threatened or existing as of the date of this Agreement; (ix) the execution or public announcement of this Agreement or the pendency or consummation of the Transactions; (x) any action taken by, or at the request of, or with the express consent of Seller and (xi) the failure of Purchaser to meet or achieve the results set forth in any projection, budget, estimate, forecast or prediction (provided that this clause (xi) shall not prevent a determination that any change or effect underlying such change has resulted in a Purchaser Material Adverse Effect if not otherwise excluded from this definition); provided that, in the case of clauses (i), (iii), (iv), (v), (vi), (vii), and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects Purchaser as compared to other special purpose acquisition companies and/or blank check companies, then the extent of such disproportionate effect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Purchaser Material Adverse Effect has or will occur.

“Purchaser Prepared Returns” has the meaning set forth in Section 8.03.

“Purchaser SEC Documents” has the meaning set forth in Section 4.14(a).

“Purchaser Share Redemption” means the election of an eligible holder of Purchaser Common Stock (as determined in accordance with the applicable Organizational Documents of Purchaser and the Trust Agreement) to redeem all or a portion of such holder’s shares of Purchaser Common Stock in accordance with the applicable Organizational Documents of Purchaser and the Trust Agreement.

“Purchaser Shareholder Approval” has the meaning set forth in Section 6.03(c).

“Purchaser Shareholder Proposals” means, collectively, the following proposals, or such other proposals as may be agreed upon between Purchaser and Seller, to be voted upon at the Purchaser Special Meeting: (a) the approval of the Transactions; (b) the approval, for purposes of complying with applicable listing rules of the NASDAQ, of the issuance of the shares of Purchaser Common Stock in connection with the consummation of the Transactions (including the Share Sale and any Investments, if applicable); (c) the amendment and restatement of the Organizational Documents of Purchaser as contemplated by this Agreement; (d) the adoption of the Purchaser Incentive Plan; (e) the appointment of new directors effective as of the Closing in accordance with the terms of this Agreement; and (f) the advisory charter proposals with respect to governance provisions.

“Purchaser Shareholders” means the Public Shareholders and all other holders of shares of Purchaser Common Stock and Purchaser Class B Common Stock.

“Purchaser Special Meeting” has the meaning set forth in Section 5.07(c).

“Purchaser Transaction Expenses” means, collectively, (a) the fees and expenses of Purchaser incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, commissions, expenses and disbursements of its counsels, accountants, placement and wall crossing agents, due diligence expenses, advisory and consulting fees, whether paid or unpaid prior to the Closing, (b) 50% of all filing fees incurred in connection with the filing required to be made under the HSR Act and for any other Regulatory Approval necessary for the consummation of the Transactions, and (c) any and all Deferred Underwriting Commissions.

“Purchaser Trust Account” means that certain trust account of Purchaser with the Trustee, established under the Purchaser Trust Agreement.

“Purchaser Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 23, 2022, by and between Purchaser and the Trustee.

“Purchaser Trust Amount” means, as the date of determination, the aggregate amount of funds held in the Purchaser Trust Account.

“Purchaser’s Knowledge” or any similar phrase, with respect to Purchaser, means the actual knowledge following a reasonable inquiry with his direct reports directly responsible for the applicable subject matter of Aaron Ratner and Martha Ross.

“Regulatory Approvals” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority; provided that in no event shall the term Regulatory Approvals include the filing of, or securing effectiveness of, the Proxy Statement.

“Release” means any spilling, leaking, pumping, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Materials (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Materials) into the indoor or outdoor environment.

“Released Party” has the meaning set forth in Section 9.13.

“Representatives” means the officers, directors, managers, employees, independent contractors, attorneys, accountants, advisors, representatives, consultants and agents of a Person.

“Restructuring” has the meaning set forth in the recitals.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (i) any Person identified in any sanctions-related list of sanctioned Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union or any European Union member state; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned fifty percent or more or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws and trade embargoes administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control and the United States Department of State), (ii) Her Majesty’s Treasury of the United Kingdom, (iii) the United Nations, or (iv) the European Union or any European Union member state.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Guidance” means (a) any publicly available written or oral interpretations, questions and answers, guidance and forms of the SEC, (b) any oral or written comments, requirements or requests of the SEC or its staff, (c) the Securities Act and the Exchange Act, and (d) any other rules, bulletins, releases, manuals and regulations of the SEC.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, any other exchange or corporation or similar self-regulatory body or organization applicable to a Party.

“Seller” has the meaning set forth in the preamble.

“Seller Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination or similar transaction, in one transaction or a series of transactions, involving Seller or any Target Company or involving all or a material portion of the assets, equity securities or businesses of Seller or any Target Company (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise); provided that the Restructuring and any other internal restructuring of Seller and its Subsidiaries shall be excluded from the foregoing; or (b) any equity or similar investment in Seller or any Target Company.

“Seller Board” has the meaning set forth in the recitals.

“Seller Disclosure Letter” means the disclosure schedules of Seller delivered concurrently with the execution of this Agreement.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.01 (Organization and Corporate Power), Section 3.03(a) (Authorization; No Breach; Valid and Binding Agreement), Section 3.03(d) (Authorization; No Breach; Valid and Binding Agreement), Section 3.04 (Capitalization), Section 3.05 (Title to Shares), Section 3.10 (Tax Matters) and Section 3.24 (Brokerage).

“Seller Group” has the meaning set forth in Section 9.15(a).

“Seller Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, (a) has had or is reasonably expected to have a materially adverse effect on the business, assets, financial condition or results of operations of Seller and the Target Companies taken as a whole or (b) has or is reasonably expected to prevent, materially impair or materially delay Seller or any Target Company from consummating the Transactions (including the Share Sale); provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Seller Material Adverse Effect: any change, effect, event, occurrence, state of facts or development arising from or related to (i) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital markets, or in the industry in which Seller or the Target Companies operate, or in the price of any security or any market index or any change in prevailing interest rates or currency exchange rates; (ii) the taking of any action required by this Agreement, including any redemptions of Public Shares pursuant to the Purchaser Share Redemption; (iii) any change in applicable Laws or the interpretation thereof after the date hereof; (iv) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Authority; (v) any change in GAAP after the date hereof; (vi) the commencement, continuation or escalation of a war, riots, material armed hostilities or other material international or national calamity or act of terrorism; (vii) effects arising from or relating to any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather condition, explosion or fire or other force majeure event; (viii) changes in, or effects arising from or relating to, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), curfews or other restrictions that relate to, or arise out of, any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations thereof) or material worsening of such conditions threatened or existing as of the date of this Agreement; (ix) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Seller or any Target Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third-parties related thereto; (x) any matter disclosed in the Seller Disclosure Schedule, (xi) any action taken by, or at the request of, or with the express consent of Purchaser and (xii) the failure of Seller or the Target Companies to meet or achieve the results set forth in any projection, budget, estimate, forecast or prediction (provided that this clause (xii) shall not prevent a determination that any change or effect underlying such change has resulted in a Seller Material Adverse Effect if not otherwise excluded from this definition); provided that, in the case of clauses (i), (iii), (iv), (v), (vi), (vii), and (viii) above, if such change, effect, event, occurrence, state of facts or development disproportionately affects Seller and the Target Companies as compared to other Persons or businesses that operate in the industry in which Seller and the Target Companies operate, then the extent of such disproportionate effect of such change, effect, event, occurrence, state of facts or development may be taken into account in determining whether a Seller Material Adverse Effect has or will occur.

“Seller Transaction Expenses” means, collectively, (a) the fees and expenses of Seller or any of its Subsidiaries incident to the negotiation and preparation of this Agreement and the other Ancillary Agreements and the performance and compliance with all agreements and conditions contained herein to be performed or complied with, including the fees, expenses and disbursements of its counsels, accountants, due diligence expenses, advisory and consulting fees, in each case, that is unpaid prior to the Closing, and (b) 50% of all filing fees incurred in connection with the filing required to be made under the HSR Act and for any other Regulatory Approval necessary for the consummation of the Transactions.

“Seller’s Knowledge” or any similar phrase, with respect to Seller or any Target Company, means the actual knowledge following a reasonable inquiry with his or her direct reports directly responsible for the applicable subject matter of Vincent Brown, Joseph Duey, Taliesin Durant, Gary Swan and David Farrell.

“Service Provider” has the meaning set forth in the definition of Plan.

“Share Price” means the closing trading price of a share of Purchaser Common Stock on the NASDAQ or any other national securities exchange on which shares of Purchaser Common Stock are then listed, as applicable

“Share Sale” has the meaning set forth in the recitals.

“Software” means any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates, menus, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, together with all intellectual property, industrial property and proprietary rights in and to any of the foregoing.

“Solis Shares” has the meaning set forth in the recitals.

“Sponsor” has the meaning set forth in the recitals.

“Sponsor Promissory Note” means that certain Promissory Note, dated as of September 26, 2022, issued by the Purchaser to the Sponsor in the principal amount of $850,000.

“Sponsor Support Agreement” has the meaning set forth in the recitals.

“Sponsor Units” means the 890,000 private placement units held by the Sponsor, which consists of 890,000 shares of Purchaser Common Stock and warrants to purchase 445,000 shares of Purchaser Common Stock at a price of $11.50 per share (“Sponsor Warrants”).

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any Entity of which a majority of the total voting power entitled (without regard to the occurrence of any contingency) to vote in the appointment or election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other Entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other Entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other Entity or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other Entity.

“Target Company” or “Target Companies” means (i) Alternus Energy Americas Inc., a Delaware corporation, and its direct and indirect Subsidiaries, and (ii) Alternus Lux and its direct and indirect Subsidiaries.

“Tax” or “Taxes” means any and all applicable federal, state, local, non-U.S. and other income, gross receipts, alternative minimum, ad valorem, premium, production, value-added, excise, real property, personal property (tangible and intangible), real property gains, lease, sales, capital stock, environmental, harmonized sales, goods and services, use, services, transfer, registration, withholding, employment, unemployment, disability, payroll, franchise, profits, capital gains, occupation, severance, windfall profits, stamp, license, social security, estimated, alternative, add-on minimum, customs, duties, or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest of such additions or penalties, whether disputed or not.

“Tax Proceeding” has the meaning set forth in Section 8.04.

“Tax Return” means any tax return, statement, form or report (including any election, declaration, disclosure, claim for refund, estimate and information return and any other information) filed or required to be filed with or supplied to a taxing authority in connection with any Tax, including any schedule or attachment thereto and any amendment thereof and any supplement thereto.

“TCA” means the Taxes Consolidation Act 1997 of Ireland (as amended).

“Termination Date” has the meaning set forth in Section 7.03(b).

“Termination Fee” has the meaning set forth in Section 7.06.

“Threshold Amount” means $500,000.

“Top Customer” has the meaning set forth in Section 3.19.

“Top Supplier” has the meaning set forth in Section 3.19.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Share Sale.

“Transfer Taxes” has the meaning set forth in Section 8.08.

“Trustee” means American Stock Transfer & Trust Company, LLC, a New York limited liability trust company.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 and any similar Law.

“Working Capital Loans” means any loans incurred by Purchaser for its working capital needs, provided that the terms and conditions of such loans, including the form of consideration for repayment of such loans, shall be consistent with the terms described in the Prospectus.

Section 1.02           Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (vii) references to a Person are also to its permitted successors and assigns and (viii) the word “or” shall be disjunctive but not exclusive.

(b)            Unless the context of this Agreement otherwise requires, references to Contracts and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action required to be taken on or by a Business Day is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be taken or given on or by the next Business Day.

(f)            Unless the context of this Agreement otherwise requires, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)           The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by Seller in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

(h)           References to “$”, “US$” or “dollars” refer to lawful currency of the United States.

(i)            References to “director” or “board of directors” shall be deemed to be a reference to a “manager” or “board of managers” where such applies (e.g., Alternus Lux);

(j)            Writing includes typewriting, printing, photography, email and other modes of representing or reproducing words in a legible and non-transitory form.

(k)            Terms defined in this Agreement by reference to any other agreement, document or instrument have the meanings assigned to them in such agreement, document or instrument whether or not such agreement, document or instrument is then in effect.

(l)            Titles and headings to Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(m)          The Disclosure Letters and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE II
PURCHASE AND SALE TRANSACTIONS

Section 2.01           Closing. Unless another date, location or time is mutually agreed upon by the Parties, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., New York City time, on the third (3rd) Business Day after satisfaction or, if permissible, waiver of the conditions to the obligations of the parties set forth in Article VI other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver of those conditions. The date and time on which the Closing takes place is herein referred to as the “Closing Date.”

Section 2.02           Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall transfer to Purchaser, and Purchaser shall acquire from Seller, free and clear of all Liens (except for (i) Liens created by Purchaser, (ii) Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law, and (iii) Excepted Liens), all right, title and interest in and attaching to the Purchased Shares, and as consideration and in exchange therefor, Purchaser shall issue the Closing Share Consideration, to Seller in accordance with Section 2.04(c).

Section 2.03           Pre-Closing Matters.

(a)            At least two (2) Business Days prior to the Closing, Seller shall deliver to Purchaser a written schedule prepared in accordance with the Accounting Principles setting forth (i) Seller’s good faith estimate, together with reasonable supporting detail of its estimated Net Working Capital and (ii) Seller’s good faith calculation, together with reasonable supporting detail, including all invoices or similar documentation accounting for such costs, and instructions that list the applicable bank accounts designated and wire instructions therefor to facilitate payment by Purchaser of the Seller Transaction Expenses, along with instructions for payment of such expenses by Purchaser as of the Closing. Purchaser shall be entitled to review such written schedule and Seller will cooperate promptly and reasonably with Purchaser to revise such written scheudle to the extent necessary to reflect any of Purchaser’s reasonable comments.

(b)            At least two (2) Business Days prior to the Closing, Purchaser shall notify Seller in writing (the “Purchaser Closing Statement”) of (i) the Purchaser Trust Amount upon conclusion of the Purchaser Share Redemption (the “Final Purchaser Trust Amount”), (ii) the Closing Share Consideration, and (iii) Purchaser’s good-faith calculation, together with reasonable supporting detail, including all invoices or similar documentation accounting for such costs, and instructions that list the applicable bank accounts designated to facilitate payment by Purchaser of the Purchaser Transaction Expenses, along with details about which such expenses shall be paid out as of the Closing. Seller shall be entitled to review the Purchaser Closing Statement and Purchaser will cooperate reasonably with Seller to revise the Purchaser Closing Statement to the extent necessary to reflect any of Seller’s reasonable comments. Following such review, if the Purchaser Closing Statement is revised, such revised Purchaser Closing Statement, or if the Purchaser Closing Statement is not revised, then the initial Purchaser Closing Statement, shall be deemed to be the final “Purchaser Closing Statement”.

Section 2.04           Closing Transactions. At the Closing:

(a)            Purchaser shall pay or cause to be paid in cash, by wire transfer of immediately available funds:

(i)            all amounts included in the Seller Transaction Expenses to the accounts set forth in the Closing Statement; provided that Purchaser shall pay directly to Seller any amount in respect of Seller Transaction Expenses paid by Seller or a Target Company prior to the Closing; and

(ii)            all amounts included in the Purchaser Transaction Expenses to the accounts set forth in the Purchaser Closing Statement, to the extent not paid by Purchaser prior to the Closing.

(b)            Purchaser shall make, or cause to be made, appropriate book entries in the name of Seller evidencing the issuance of the Closing Share Consideration, free and clear of all Liens (except for (i) Liens created by, or on behalf of, Seller, (ii) Liens consisting of restrictions on transfer generally arising under applicable federal securities Laws or state securities Law and (iii) the restrictions arising under the lock-up provisions under the Investors Rights Agreement).

(c)            Seller shall deliver to Purchaser:

(i)            to the extent certificated, all share certificates representing the Purchased Shares (each, a “Certificate”), or in the case of any Certificates that are lost, an indemnity for such Certificate;

(ii)            a copy of the Investor Rights Agreement, duly executed by the Seller;

(iii)           a copy of resolutions taken by the Seller Board in connection with the approval of this Agreement and the Transactions (including the Share Sale);

(iv)           details of Seller’s Irish tax reference number;

(v)            either a certificate of the kind described in section 980 of the TCA or a letter from the auditors of the Target Companies confirming that none is required;

(vi)          where applicable, copies of the share transfer form instruments with respect to the Purchased Shares, duly executed by Seller;

(vii)          where applicable, the updated register of members of each of the Target Companies, reflecting the transfer of the Purchased Shares to Purchaser;

(viii)        the consents, approvals and waivers listed in Section 3.03(b) of the Seller Disclosure Letter;

(ix)           restrictive covenant agreements executed by each of the Key Employees;

(x)            a certificate from Seller, dated as of the Closing Date in format and substance acceptable to Purchaser, certifying that (i) no withholding is required under Section 1445 of the Code, which certificate shall be in form and substance in accordance with the provisions of Treasury Regulations Section 1.1445-11T(d)(2), and (ii) no withholding is required under Section 1446(f) of the Code, which certificate shall be in form and substance in accordance with the provisions of Treasury Regulations Section 1.1446(f)-2(b)(4);

(xi)           a properly completed Internal Revenue Service Form W-8 duly executed by Seller;

(xii)          a copy of the minutes of a meeting of the directors validly held in accordance with the relevant Organizational Documents of each of the entities involved in the Restructuring approving the relevant aspects of the Restructuring;

(xiii)         a copy of the minutes of a meeting of the directors validly held in accordance with the relevant Organizational Documents of each of Alternus Lux and AEA, in each case approving the registration of the interest of the Purchaser in the relevant Purchased Shares; and

(xiv)         (A) all other documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.01; and (B) such other documents or certificates as shall reasonably be required by Purchaser and its counsel to consummate the Transactions (including the Share Sale).

(d)            Purchaser shall deliver to Seller:

(i)            a certified copy of the A&R Purchaser Charter;

(ii)           a copy of the A&R Purchaser Bylaws;

(iii)          a copy of the Investor Rights Agreement, duly executed by Purchaser;

(iv)          a copy of the resolutions taken by the Purchaser Board in connection with the approval of this Agreement and the Transactions (including the Share Sale);

(v)           [Reserved]; and

(vi)          (A) all other documents, instruments or certificates required to be delivered by Purchaser at or prior to the Closing pursuant to Section 6.02; and (B) such other documents or certificates as shall reasonably be required by Seller and its counsel to consummate the Transactions (including the Share Sale).

Section 2.05           [Reserved].

Section 2.06           Purchaser Board. Subject to applicable Law and approval of the stockholders of Purchaser, Purchaser shall take all action necessary to ensure that, effective as of the Closing, the Purchaser Board shall consist of seven (7) directors who shall initially be the directors named in Section 2.06 of the Purchaser Disclosure Letter.

Section 2.07           Certain Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Purchaser Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Closing Share Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.08           Fractional Shares. No fraction of a share of Purchaser Common Stock will be issued by virtue of the Transactions, and instead the number of shares of Purchaser Common Stock issued to Seller shall be rounded up to the nearest whole share.

Section 2.09           [Reserved].

Section 2.10           Legends. Each certificate issued to Seller in connection with the Transactions, if any, or book entry position, as applicable, shall bear the legend set forth below, or a legend substantially equivalent thereto, together with any other legends that may be required by any applicable securities Laws at the time of issuance of the shares of Purchaser Common Stock:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, MORTGAGED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL (I) SUCH OFFER, SALE, TRANSFER, MORTGAGE, PLEDGE OR HYPOTHECATION HAS BEEN REGISTERED UNDER THE ACT AND THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION COVERING SUCH SHARES OR (II) THE ISSUER OF THE SHARES HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, MORTGAGE, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT AND SUCH OTHER APPLICABLE LAWS.

Section 2.11           Further Action. If, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement and the Share Sale, the Parties agree to promptly take any such actions, including executing such documents or making such filings, as may be reasonably required by any of the Parties, including without limitation, making any necessary filings with or notifications to the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) and Luxembourg Register of Beneficial Owners (Registre des Bénéficiaires Effectifs, Luxembourg).

Section 2.12           Withholding. Purchaser and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts paid or payable pursuant to this Agreement such amounts as such Person is required to deduct and withhold with respect to such payment under the Code or any other provision of applicable Law; provided, that Purchaser shall use commercially reasonable efforts to provide Seller with a written notice of Purchaser’s intention to withhold at least three (3) Business Days prior to any such withholding (other than any withholding attributable to the failure to provide a certificate pursuant to Section 2.04(d)(x)) and, prior to any such withholding, Purchaser shall provide Seller a reasonable opportunity to mitigate or eliminate any such requirement to deduct or withhold to the extent permitted by applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in (i) the Seller Disclosure Letter (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure) and/or (ii) the quarterly or annual reports that are available on the “Investor” section of Seller’s website (alternusenergy.com), and subject to the terms, conditions and limitations set forth in this Agreement, Seller hereby represents and warrants to Purchaser, as of the date of this Agreement and the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement) (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

Section 3.01           Organization and Corporate Power. Each of Seller and each of the Target Companies is an entity duly incorporated, validly existing and, to the extent such concept is applicable under the Laws of its jurisdiction of incorporation or organization, in good standing under the Laws of its jurisdiction of incorporation or organization, and each of Seller and each of the Target Companies has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted and is qualified to do business, and is in good standing as a foreign corporation to the extent such concept is applicable, in each jurisdiction in which its ownership, lease and operation of property or the conduct of its business requires such qualification, except where the failure to hold such authorizations, licenses and permits or to be so qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. Complete and correct copies of the Organizational Documents of Seller and the Target Companies, in each case as in effect as of the date of this Agreement, have been made available to Purchaser. Neither Seller nor any Target Company is in breach of its Organizational Documents.

Section 3.02           Subsidiaries. Section 3.02 of the Seller Disclosure Letter sets forth the name and jurisdiction of each Subsidiary of Seller. Except as set forth on Section 3.02 of the Seller Disclosure Letter, no Subsidiary of Seller owns or holds the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other partnership, corporation, organization or entity.

Section 3.03           Authorization; No Breach; Valid and Binding Agreement.

(a)           Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to the consents, approvals, authorizations and other requirements described in this Section 3.03, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Share Sale). The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate actions or proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements and the consummation of the transactions contemplated hereby (including the Share Sale) and thereby.

(b)           Except as set forth on Section 3.03(b) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Seller, and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien (other than Permitted Liens and Excepted Liens) upon any assets or properties of Seller or any Target Company under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of the Organizational Documents of Seller or any Target Company, (ii) any Contract or Permit to which Seller or any Target Company or their respective properties or assets are bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which Seller or any Target Company is subject or their respective properties or assets are subject; except, with respect to clause (ii) and (iii) of this Section 3.03(b), where the failure to obtain such authorization, consent, approval or exemption would prevent, materially impair or materially delay the consummation of the Transactions (including the Share Sale).

(c)           The execution and delivery of this Agreement or any Ancillary Agreement by Seller do not, and the performance of this Agreement or any Ancillary Agreement by Seller will not, require any Regulatory Approval, except for compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the HSR Act, the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, and the rules and regulations of NASDAQ.

(d)           This Agreement has been, and each Ancillary Agreement to which Seller is a party has been or will be at Closing, as applicable, duly executed and delivered by Seller and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto and thereto, this Agreement and each Ancillary Agreement to which Seller is a party constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.04           Capitalization. Section 3.04 of the Seller Disclosure Letter sets forth all of the authorized, issued and outstanding (as applicable) share capital of each Target Company. Except as set forth on Section 3.04 of the Seller Disclosure Letter, Seller or a Subsidiary of Seller owns all of equity interests of the Target Companies. The AEA Shares constitute one hundred percent (100%) of the issued and outstanding equity interests of Alternus Energy Americas Inc. The Alternus Lux Shares constitute one hundred percent (100%) of the issued and outstanding equity interests of Alternus Lux. The Solis Shares constitute one hundred percent (100%) of the issued and outstanding equity interests of Solis Bond Company Designated Activity Company. All of the equity interests of the Target Companies have been duly authorized and are validly issued, fully paid and nonassessable (where applicable) and issued free and clear of all Liens, other than Excepted Liens. Except as set forth on Section 3.04 of the Seller Disclosure Letter, no Target Company has any equity securities or securities containing any equity features authorized, issued, reserved for issuance or outstanding, and there are no agreements, options, warrants, convertible or exchangeable securities or other rights or arrangements relating to the interest or capital stock of, or other equity or voting interest in any Target Company existing, authorized or outstanding which provide for the sale, delivery or issuance of any of the foregoing by any Target Company. Except as set forth on Section 3.04 of the Seller Disclosure Letter, there are no authorized, issued, reserved for issuance or outstanding (i) preferred or ordinary shares or other equity interests or voting securities of any Target Company, (ii) securities convertible or exchangeable into equity interests of any Target Company or any Subsidiary of any Target Company, (iii) options, warrants, purchase rights, phantom equities, stock or share appreciation, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require any Target Company or any Subsidiary of any Target Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem equity interests of such Target Company or any Subsidiary of such Target Company, or (iv) stock or share appreciation, phantom equity, profit participation or similar rights with respect to the interest, capital stock or shares of, or other equity or voting interest in, any Target Company or any Subsidiary of any Target Company to which any Target Company is a party or is bound. None of the Target Companies has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the owners of any Target Company on any matter.

Section 3.05           Title to Shares. Seller has legal and valid title to all of the Purchased Shares, free and clear of all Liens, other than restrictions imposed by applicable U.S. securities Laws or the Organizational Documents of Seller or the Target Companies. Seller is the sole record and beneficial owner of the Purchased Shares. The Purchased Shares are not subject to any Contract restricting or otherwise relating to the voting, transfer or other disposition of such Purchased Shares, other than restrictions on transfer imposed by applicable U.S. securities Laws or the Organizational Documents of Seller or the Target Companies. Seller will convey legal and valid title to all of the Purchased Shares at the Closing to Purchaser free and clear of all Liens, and Purchaser will be the legal and beneficial owner of all of the Purchased Shares.

Section 3.06           Financial Statements.

(a)            Section 3.06(a)(i) of the Seller Disclosure Letter contains true, correct and complete copies of certain of the Seller’s and/or its Subsidiaries’ (i) selected audited balance sheet as of December 31, 2021 (the “Balance Sheet Date”), December 31, 2022 and December 31, 2021 and statements of income, changes in shareholder equity and cash flows for the twelve (12)-month periods then ended (the “Audited Financial Statements”), and (ii) selected unaudited balance sheets as of September 30, 2023 (the “Most Recent Balance Sheet Date”) and statements of income, changes in shareholder equity and cash flows for the six-month period then ended (the “Interim Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been based upon, in all material respects, the information contained in Seller’s and/or its Subsidiaries’ books and records, have been prepared in accordance with IFRS or GAAP, as applicable, consistently applied throughout the periods indicated, and present fairly in all material respects the financial position, cash flows and results of operations of the Seller and its Subsidiaries (taken as a whole) as of the times and for the periods referred to therein (subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of footnotes).

(b)           Section 3.06(b) of the Seller Disclosure Letter contains the projections prepared by Seller, and reflect projections for the three year period beginning on the Closing Date on a year-by-year basis. Such projections are based upon estimates and assumptions stated therein, all of which Seller believes to be reasonable and fair in light of current conditions and current facts known to Seller and, as of the Closing Date, reflect Seller’s good faith and reasonable estimates of the future financial performance of the Target Companies and of the other information projected therein for the period set forth therein.

(c)            The Target Companies have no Liabilities, except (i) Liabilities specifically reserved for on the Most Recent Balance Sheet Date contained in the Financial Statements or disclosed in the notes thereto, (ii) Liabilities that were incurred after the Most Recent Balance Sheet Date in the Ordinary Course of Business, (iii) Liabilities specifically disclosed in Section 3.06(c) of the Seller Disclosure Letter, (iv) Liabilities incurred or arising under or in connection with the Transactions, including expenses related thereto; (v) Liabilities that will be discharged or paid off prior to or at the Closing or (vi) Liabilities that would not be material, individually or in the aggregate, to the Target Companies (taken as a whole). As of the date of this Agreement, there is no outstanding Indebtedness for borrowed money (or guarantee thereof) of any Target Company (excluding intercompany Indebtedness for borrowed money between any Target Companies) other than Indebtedness for borrowed money reflected on the consolidated balance sheet of the Target Companies set forth in the Financial Statements or as set forth on Section 3.06(b) of the Seller Disclosure Letter.

(d)            The Target Companies maintain internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed with management’s general or specific authorizations as necessary; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS; and (iii) to the extent applicable, material information relating to the Target Companies is promptly made known to the officers responsible for establishing and maintaining the system of internal control over financial reporting. Since the Look-back Date, no Target Company has identified or been advised by its auditors of any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a role in the Target Companies’ internal controls over financial reporting.

(e)            The PCAOB Audited Financial Statements when delivered by Seller in accordance with Section 5.20 will, when so delivered, be based upon, in all material respects, the information contained in the Target Companies’ books and records, be prepared in accordance with GAAP, consistently applied throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the financial position, cash flows and results of operations of the Target Companies (taken as a whole) as of the times and for the periods referred to therein.

(f)            The Acquired Subsidiaries’ financial statements when delivered by Seller in accordance with Section 5.20 will be prepared in accordance the accounting standards required by SEC Guidance, consistently applied throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the financial position, cash flows and results of operations of each of the Acquired Subsidiaries as of the times and for the periods referred to therein.

Section 3.07           Absence of Certain Developments. Since the Most Recent Balance Sheet Date until the date hereof, there has not been any Seller Material Adverse Effect that has arisen and is continuing. Since the Most Recent Balance Sheet Date, except as expressly contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 3.07 of the Seller Disclosure Letter, or as required by applicable Law (including COVID-19 Measures) or as reasonably necessary in light of COVID-19, (a) the Target Companies have operated in the Ordinary Course of Business in all material respects, and (b) no Target Companies have taken any action that would have been prohibited by Section 5.01 if it were taken after the date hereof and prior to the Closing Date.

Section 3.08           Orders.

(a)           There is no Governmental Order pending or, to the Seller’s Knowledge, threatened in writing, by or against Seller or any of its Affiliates, that seeks to delay or prevent the consummation of the Transactions.

(b)           Section 3.08 of the Seller Disclosure Letter sets forth a list of all Governmental Orders pending or, to Seller’s Knowledge, threatened in writing which, if adversely determined, would be material to the business of the Target Companies (taken as a whole) or would delay or prevent the consummation of the transactions contemplated herein (including the Share Sale) or by the Ancillary Agreements.

Section 3.09           Title to Properties.

(a)           Except as set forth on Section 3.09(a) of the Seller Disclosure Letter, the Target Companies own good and marketable title to, or hold pursuant to valid and enforceable leases, all of the material, tangible personal property, used or held for use by them in the conduct of their business that are material to the business of the Target Companies (taken as a whole), free and clear of all Liens, except for Permitted Liens and Excepted Liens.

(b)           The real property demised by the Leases described on Section 3.09(b)(i) of the Seller Disclosure Letter (the “Leased Real Property”) constitutes all of the real property leased by the Target Companies. Except as set forth on Section 3.09(b)(ii) of the Seller Disclosure Letter and assuming that such Lease is a valid and binding obligation of the other counterparties thereto, the Leases are in full force and effect, and the applicable Target Company holds a legal, binding, valid, enforceable and existing leasehold interest in each parcel or tract of real property leased by it under each such Lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights Laws. Seller has delivered or made available to Purchaser complete and accurate copies of each of the Leases described on Section 3.09(b)(i) of the Seller Disclosure Letter and none of such Leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies delivered or made available to Purchaser. None of the Target Companies, and to Seller’s Knowledge no other party to any such Leases, is in default, or has delivered or received any notice of default, under any of such Leases and no event has occurred that with notice or the passage of time, or both, would constitute a default, or permit the termination, modification or acceleration of rent under any such Leases, except where such default would not reasonably be expected to be material to the Target Companies, taken as a whole. Except as set forth on Section 3.09(b)(iii) of the Seller Disclosure Letter, (a) none of the Target Companies have subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, and (b) none of the Target Companies have collaterally assigned or granted any other security interest in such Leases or any interest therein.

(c)            Except as set forth on Section 3.09(c) of the Seller Disclosure Letter, none of the Target Companies own any real property.

(d)           Except as set forth on Section 3.09(d) of the Seller Disclosure Letter, Seller owns no personal property, real property, leased real property or any other asset other than the Purchased Shares.

(e)           The Target Companies own, operate or control, or are parties to legally binding Contracts that will result in the Target Companies owning, operating or controlling, the projects set forth on Section 3.09(e) of the Seller Disclosure Letter.

Section 3.10           Tax Matters.

(a)            Each Target Company has timely filed or caused to be timely filed (taking into account applicable extensions) with the appropriate taxing authorities all material Tax Returns (including all Income Tax Returns) that are required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (including all Income Taxes) due and payable by the Target Companies (whether or not shown on any such Tax Return) have been duly and timely paid. Each Target Company has properly deducted, withheld and collected and timely remitted to the appropriate taxing authorities all Taxes required to be deducted, withheld or collected in respect of any amounts paid or owing to, or received or owing from, any employee, creditor or other third party and each Target Company has complied in all material respects with respect to all applicable Laws relating to payment, reporting, withholding, and collection of Taxes or remittance thereof.

(b)            Except as set forth on Section 3.10(b) of the Seller Disclosure Letter, there are no audits, disputes, investigations, claims, inquiries, examinations or other proceedings (whether civil, criminal, judicial, or administrative) with respect to any Tax Return or Taxes of any Target Company pending, in progress, or threatened in writing that have not been resolved or completed.

(c)            No Target Company has received any written notice from any taxing authority of any Income Tax or other material Tax deficiency, assessment, adjustment, proposed adjustment, or other issue relating to any Income Taxes or other material Taxes, which has not been paid or otherwise resolved in full. No Target Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All material deficiencies for Taxes asserted or assessed in writing against any Target Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, no such deficiency has been threatened or proposed in writing against any Target Company.

(d)           No Target Company (i) has any liability for the Taxes of any Person (other than any Target Company) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Tax Law, or as a transferee or successor, by contract, or otherwise, (ii) is or has been a member of an affiliated, consolidated, combined, unitary or similar Tax group (including, for clarity, any affiliated group within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Tax Law)) for purposes of filing any Tax Return or paying Taxes, other than a group the common parent of which is the Company; or (iii) is a party to, or has any liability under, any Tax allocation, sharing, indemnification, gross-up, or similar Contract or arrangement or any other Contract or arrangement providing for payments in respect of Taxes or Tax benefits (other than customary indemnification provisions contained in commercial Contracts entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes).

(e)            No Target Company has waived or extended any statute of limitations in respect of Income Taxes or other material Taxes, or agreed to any extension of time with respect to an assessment or deficiency relating to such Taxes, for any taxable period with respect to which the statute of limitations has not expired (after giving effect to any extension or waiver) (other than any such waivers or extensions that are no longer in effect), nor is any written request for any such extension or waiver from any taxing authority outstanding. None of Seller and the Target Companies has made any election or otherwise taken any action to cause the Partnership Tax Audit Rules to apply to any Target Company at any earlier date than is required by Law.

(f)            No Target Company has distributed shares or stock of another Person, or has had its shares or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code in the past two (2) years.

(g)            No Target Company is a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(h)            No written claim has been made by a Governmental Authority in any jurisdiction in which any Group Company does not file a Tax Return or pay Taxes that such entity is or may be subject to Tax or required to file Tax Returns in such jurisdiction, which claims have not been resolved or withdrawn.

(i)            Each Target Company is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable, and is not managed or controlled outside such jurisdiction for income Tax purposes.

(j)            There are no Liens for Taxes upon any of the Purchased Shares or any asset of any Target Company other than Permitted Liens.

(k)            Each Target Company has the U.S. federal income tax classification that is set forth on Section 3.10(k) of the Seller Disclosure Letter, and each Target Company has been so classified for U.S. federal income tax purposes at all times since the date set forth on Section 3.10(k) of the Seller Disclosure Letter.

(l)            There are no Income Tax or other material Tax rulings, requests for rulings, technical advice memoranda, closing agreements or similar agreements or rulings relating to Taxes that have been issued to or with respect to the Target Companies or into which any Target Company has entered into that would be binding on any of any Target Company in any taxable period (or portion thereof) after the Closing Date, in each case which agreement or ruling would be effective after the Closing Date.

(m)           No Target Company organized or formed under the laws of a jurisdiction outside of the United States (i) is a “surrogate foreign corporation” or “expatriated entity” within the meaning of Section 7874 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or is treated as a U.S. corporation for U.S. federal Tax purposes by reason of the application of Sections 269B or 7874(b) of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to the dual charter provision of Treasury Regulation Section 301.7701-5(a) (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(n)            Each Target Company has complied in all material respects with respect to any “escheat,” “abandoned property,” “unclaimed property,” or other similar Laws.

The unpaid Taxes of the Target Companies (i) did not, as of the Most Recent Balance Sheet Date, materially exceed the reserves for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) included in the unaudited consolidated balance sheets and (ii) do not materially exceed such reserves as adjusted for the passage of time through the Closing Date in accordance with the past practices of the Target Companies in filing its Tax Returns.

Section 3.11           Contracts and Commitments.

(a)           Except as set forth on Section 3.11(a) of the Seller Disclosure Letter, no Target Company is party to any:

(i)            CBA;

(ii)            Contract, agreement or indenture relating to any Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any portion of their properties or assets (A) pursuant to which, any Target Company has incurred or may incur Indebtedness exceeding the Threshold Amount for which any of any Target Company will be liable following the Closing, or (B) relating to any Liens on assets of any Target Company;

(iii)           guaranty of any Indebtedness or other material guaranty;

(iv)          Contract, lease or agreement under which it is lessee of, or holds, uses or operates any real or personal property or assets owned by any other party, for which the annual rental or payment commitment exceeds the Threshold Amount;

(v)           Contracts or group of related Contracts with any Top Customer or any Top Supplier;

(vi)          Contracts or agreements relating to the acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by any Target Company since the Look-back Date or the future acquisition or disposition (whether by merger, sale of equity, sale of assets or otherwise) of any Person or business or the equity or substantially all of the assets of any Person by any Target Company or, pursuant to which any Target Company have any continuing “earn out” or other contingent payment obligations or any surviving material indemnification obligations;

(vii)         joint venture, partnership, limited liability company or similar agreement with any third party (including any agreement providing for joint development or marketing);

(viii)        (A) Contract pursuant to which any Target Company licenses, or is otherwise permitted by a third party to practice, use or register, or receive any other rights under, any material Intellectual Property Rights (other than “shrink wrap licenses,” “click through” licenses and licenses to off-the-shelf Software on standard commercial terms with fees of less than the Threshold Amount per year), (B) Contract pursuant to which a third party licenses, or is permitted to use or register, or granted any other rights under, any Company-Owned IP Rights (other than non-exclusive licenses granted by a Target Company to customers in the Ordinary Course of Business), or (C) Contract affecting any Target Company’s ability to use, enforce, or disclose any material Intellectual Property Rights, such as covenant-not-to-sue, coexistence, consent-to-use, concurrent use, or settlement agreements;

(ix)           distribution, sales representative, marketing or similar Contract or agreement that required any Target Company to make commission payments under such agreement in excess of the Threshold Amount during the twelve (12)-month period ended on the Balance Sheet Date;

(x)            Contract or agreement pursuant to which any Target Company would be required to make, in the aggregate, capital expenditures in excess of the Threshold Amount;

(xi)           Contract or agreement that (a) materially limits the ability of any Target Company to compete in any line of business or with any product or with any Person or in any geographic area or market or during any period of time or (b) contains covenants that restrict the business activity of any Target Company in any material respect (other than non-disclosure agreements entered into in the Ordinary Course of Business);

(xii)          Contract or agreement that contains “most-favored-nation” obligations or restrictions, or rights of first refusal or offer or any similar requirement or right, in each case binding any Target Company in favor of any third party;

(xiii)         Contract or agreement where any Target Company is subject to a requirement of exclusive dealing or any similar exclusivity obligation;

(xiv)         any interest, currency or hedging derivatives or similar Contracts;

(xv)          Contract or agreement that limits the incurrence of Indebtedness or the declaration or payment of any dividends or other distributions;

(xvi)         Contract or agreement that involves payment to or by any Target Company in excess of the Threshold Amount annually;

(xvii)        Contract or agreement whose termination (other than those termination by passage of time) would have a Seller Material Adverse Effect;

(xviii)      management agreement or other Contract for the employment or engagement of any Service Provider on a full time, part time, consulting or other basis that: (A) provides for annual compensation (whether cash and/or otherwise) which may exceed $150,000, (B) provides for the payment of any cash or other compensation or benefits upon or in connection with the consummation of the transactions contemplated by this Agreement, (C) provides for the payment of any cash or other compensation or benefits related to a retention, severance, transaction-based or change in control bonus or other similar Contract with any Service Provider or (D) restricts any Target Company’s ability to terminate the employment or engagement of any Service Provider at any time for any lawful reason or for no reason without penalty or Liability; or

(xix)         Contract or agreement that relates to the settlement of any Action (A) with any Governmental Authority since the Look-back Date; (B) that materially restricts or imposes obligations upon any Target Company; or (C) requires payment by an Target Company of more than the Threshold Amount after the date hereof.

(b)           Each Contract described in clauses (i) through (xix) of Section 3.11(a) is a “Material Contract”. Seller has provided to Purchaser true and correct copies of all Material Contracts, together with all supplements, amendments, waivers or other changes thereto.

(c)            Neither any Target Company nor, to Seller’s Knowledge, any other party thereto is in material breach of, violation of or default under any Material Contract. No event has occurred that with notice or lapse of time or both would constitute a material breach of, violation of or default under, any Material Contract by any Target Company, or, to Seller’s Knowledge, any counterparty. All Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the applicable Target Company and, to Seller’s Knowledge, each counterparty, and are enforceable against the applicable Target Company and, to Seller’s Knowledge, the counterparty thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 3.12           Intellectual Property; Information Technology; Privacy.

(a)            Section 3.12(a) of the Seller Disclosure Letter sets forth a list of all (i) Patents, registered Marks, registered Copyrights and domain name registrations, including any applications for any of the foregoing, included in the Company-Owned IP Rights (the “Company Registered IP”) and (ii) material Software included in the Company-Owned IP Rights.

(b)            The Target Companies, as the case may be, exclusively own all right, title and interest in and to the Company-Owned IP Rights, free and clear of all Liens except for Permitted Liens. Except as would not be material to the Target Companies taken as a whole, (i) the Company Registered IP is subsisting, valid, and enforceable, and (ii) the Target Companies are current in the payment of all registration, maintenance and renewal fees with respect to the Company Registered IP.

(c)            None of the Company-Owned IP Rights are subject to any Government Order adversely affecting the use thereof or rights thereto by the Target Companies. There is no Action pending or, to Seller’s Knowledge, threatened against any Target Company concerning the ownership, use, scope, patentability, registrability, validity or enforceability of any Company-Owned IP Rights (other than proceedings in the Ordinary Course of Business before any Governmental Authority related to the application for any item of Company Registered IP) and the Target Companies have not received any written notices regarding the foregoing.

(d)            Since the Look-back Date, to Seller’s Knowledge, there has been and there is no written allegation made by any Target Company of, and there has been no and there is no infringement, misappropriation or other violation of any material Company-Owned IP Rights by any Person.

(e)            Except as would not reasonably be expected to be material to the Target Companies taken as a whole, the operation of any Target Company as currently conducted as of the date hereof, and the operation of any Target Company as conducted since the Look-back Date, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any other Person. No Target Company has received any written notice since the Look-back Date alleging that the operation of any Target Company infringes, misappropriates, or otherwise violates the Intellectual Property Rights of any other Person (including any demand or request from any Person that any Target Company license any Intellectual Property Rights). There is no Action pending, or, to Seller’s Knowledge, threatened against any Target Company alleging that the operation of the business of any Target Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

(f)            Except as set forth on Section 3.12(f) of the Seller Disclosure Letter and as would not reasonably be expected to be material to the Target Companies taken as a whole, the Target Companies have secured from all founders, consultants, advisors, employees, freelancers, writers, and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property Right for or on behalf of, or under the direction or supervision of, the Target Companies (each, a “Contributor”), unencumbered and unrestricted exclusive ownership of, all of the Intellectual Property Rights developed or created in connection with the employment or engagement of any Contributor, that the Target Companies do not otherwise own by operation of law. No Contributor owns or, to Seller’s Knowledge, claims any rights, licenses, claims or interest whatsoever with respect to any Company-Owned IP Rights. Except as would not reasonably be expected to be material to the Target Companies taken as a whole, each Target Company has obtained written and enforceable Contracts with respect to invention disclosure and present assignments of such Intellectual Property Rights to such Target Company, from all current and former Contributors.

(g)            The Target Companies have taken commercially reasonable steps to protect and maintain any Trade Secrets included in the Company IP Rights, and to Seller’s Knowledge, there have been no misappropriation or unauthorized uses or disclosures of any such Trade Secrets. The Target Companies have entered into reasonable confidentiality agreements with each Person having access to the Target Companies’ Trade Secrets. To Seller’s Knowledge, no such Person is in violation of any such agreement.

(h)            The Target Companies exclusively own all right, title and interest in and to, or otherwise possess valid, enforceable and sufficient licenses and rights to, all Company IP Rights that are material to the Target Companies’ business (subject to Section 3.12(b) with respect to the Company-Owned IP Rights) and all such Company IP Rights shall be owned or available for use by the Target Companies immediately after the Closing on terms and conditions identical to those under which the Target Companies owned or used such Company IP Rights immediately prior to the Closing. The Target Companies may exercise, transfer, or license the Company IP Rights without material restriction or material payment to any Person. Neither this Agreement nor any of the transactions contemplated hereby will restrict or impair the right of the Target Companies to transfer, alienate, enforce, own, use or license, or affect the validity or enforceability of, any Company-Owned IP Rights.

(i)            The Target Companies (i) have taken commercially reasonable steps to protect the confidentiality, integrity and security of the Company Systems and have implemented and comply with commercially reasonable written data and information security, business continuity and disaster recovery plans and procedures that are consistent with industry best practices and applicable Laws, and (ii) have taken commercially reasonable steps to assess and test such plans and procedures, and such assessments and tests have not identified any material issues that remain unremedied. Since the Look-back Date, the Company Systems have not been affected by any material failure that has not been remedied in all material respects. To Seller’s Knowledge, since the Look-back Date, there have been no security breaches that materially affected the operation of the Company Systems or have not been remedied in all material respects. The Target Companies have purchased a sufficient number of licenses (whether licensed by seats or otherwise) for all Software used in or necessary for the operation of the businesses of the Target Companies as presently conducted.

(j)            The Target Companies (and, to Seller’s Knowledge, any third Person using Personal Information on their behalf) comply in all material respects with its internal policies and privacy statements, policies and procedures related to privacy and security of Company Systems (and the data therein, including Personal Information), the Target Companies’ Contracts, and applicable Privacy Laws (including the most current version of the Payment Card Industry Data Security Standards, as applicable). Since the Look-back Date, no Target Company has received any written or, to Seller’s Knowledge, unwritten claims, notices or complaints asserting non-compliance with applicable Privacy Laws or privacy statements, policies, procedures or Contracts regarding the Target Companies’ information practices or the use, access, collection, retention, processing, disclosure, modification or destruction of any Personal Information, or alleging a violation of any individual’s privacy, publicity or confidentiality rights, including from the U.S. Federal Trade Commission, any similar foreign bodies, or any other Governmental Authority and there is no Action pending, or, to Seller’s Knowledge, threatened against any Target Company relating to any of the foregoing. The Target Companies have taken reasonable actions (including implementing reasonable technical, physical or administrative safeguards) to protect all Personal Information used by the Target Companies against any unauthorized use, access or disclosure.

Section 3.13           Litigation. Except as set forth on Section 3.13 of the Seller Disclosure Letter, since the Look-back Date there have been no, and there currently are no Actions pending or, to Seller’s Knowledge, threatened against the Target Companies that, if adversely decided or resolved, have had or would reasonably be expected be material to the Target Companies taken as a whole, at law or in equity, before or by any other Governmental Authority, and no Target Company is subject to any material outstanding judgment, order, investigation, decree, injunction, ruling, decision or award of any court or Governmental Authority.

Section 3.14           Employee Benefit Plans.

(a)            Section 3.14(a) of the Seller Disclosure Letter sets forth an accurate and complete list of all Plans. None of the Target Companies has any plan or commitment to, or has represented that it will, adopt or enter into any additional Plans or to materially amend or terminate any existing Plan. Each of the Plans that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan and no such determination letter has been revoked and nothing has occurred and no fact, condition, or circumstance exists that could reasonably be expected to adversely affect the qualified status of such Plan. Each trust established in connection with any Plan which is intended to be qualified under Section 501(a) of the Code is so exempt, and nothing has occurred and no fact, condition, or circumstance exists that could reasonably be expected to adversely affect the qualified status of any such trust. Each Plan has been established, maintained, operated, funded, and administered in accordance with its terms in all material respects and in compliance in all material respects with the requirements of the Code, ERISA and all other applicable Law. No Plan, and no Target Company or any Plan fiduciary with respect to any Plan, in any case, is the subject of an audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority, nor is any such audit or investigation pending or, to Seller’s Knowledge, threatened.

(b)            With respect to each Plan (and each related trust or other funding vehicle), all contributions (including employer contributions and employee salary reduction contributions, premiums, distributions, payments, distributions, reimbursements, and accruals that are due have been timely made or properly accrued in accordance with the terms of such Plan and applicable Law or, if not yet due, have been properly accrued for in accordance with any applicable accounting requirements. All wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any Service Providers have been timely paid or made in full or, to the extent not yet due, properly accrued in accordance with any applicable accounting requirements, the terms of the Plan and all applicable Law. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) or other failure to act or comply in connection with the administration or investment of assets has occurred with respect to any Plan. There is no current, pending or, to Seller’s Knowledge, threatened Actions (except for routine claims for benefits) relating to any Plan. No Target Company has made any filing in respect of any Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program. Each Target Company and each of its Affiliates has complied and is in compliance in all material respects with the requirements of (i) the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010, as amended, (ii) ) Section 4980B of the Code and any similar state Law and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the Laws (including the proposed regulations) and no Target Company has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any material Tax or other penalty thereunder (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable). The obligations or insured contingencies under all Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers and all applicable premiums are paid up to date. No Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(c)            Seller has made available to Purchaser, to the extent applicable, complete, current and correct copies of: (i) all documents embodying or governing each Plan and each related trust or funding agreement and insurance policy, if any (or a written description of the material terms and conditions of each Plan that is unwritten), and any amendments thereto, (ii) the most recent summary plan description (and summary of material modifications) and any other notice or description provided to or agreed with employees, (iii) the three (3) most recently filed Form 5500 annual reports with all required schedules and attachments, (iv) the current determination letter or opinion letter, as applicable, received from the IRS, (v) the nondiscrimination, coverage and compliance testing results for the three (3) most recently completed plan years, (v) any nonroutine communications to or from any Governmental Authority, or any notices to or from a Governmental Authority relating to a Plan, (vi) the three (3) most recently prepared actuarial reports, financial statements and trustee reports, if any, relating to the Plan, and (vii) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor audits or investigations.

(d)            No Plan is and neither any Target Company nor any ERISA Affiliate maintains, sponsors, has ever sponsored, contributes to, is required to contribute to, has ever contributed to, or could reasonably be expected to have, or has ever had, any Liability (whether fixed or contingent) with respect to a: (i) defined benefit plan (including a defined benefit plan as defined in Section 3(35) of ERISA) or any other plan, including a plan that is or was subject to Title IV of ERISA, Section 412 or 430 of the Code, or Section 302 of ERISA, (ii) “multiemployer plan” (as such term is defined under Section 3(37) of ERISA), (iii) multiple employer plan as described in Section 413(c) of the Code, (iv) “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (v) a “voluntary employee benefit association” (as such term is defined under Section 501(c)(9) of the Code). No Target Company nor any ERISA Affiliate has promised to any Person, has ever promised to any Person, has any Liability or obligation, or has ever had any Liability or obligation, to provide post-employment health, life, disability or other welfare benefits other than as required under Section 4980B of the Code or any similar applicable state Law for which the covered Person pays the full cost of coverage for themselves and their beneficiaries. Neither Target Company has incurred any Liability under Title I of ERISA.

(e)            Neither the execution, delivery and performance of this Agreement by Seller nor the consummation by the Company of the transactions contemplated hereby and thereby will not (alone or in combination with any other event, including a termination or restructure of employment on or following the Closing), directly or indirectly, result in (i) payment or provision of any additional, or an increase in the amount of, compensation, share incentives or other benefits, an acceleration of the amount of any compensation or benefits, or entitlement to any severance or similar benefit or change in employment status or responsibilities, payable to or in respect of any Service Provider, (ii) any acceleration in the vesting or the timing of payment of any outstanding options, compensation or benefits held by or payable to or in respect of any Service Provider, (iii) any increased, enhanced or accelerated funding obligation with respect to any Plan, (iv) any restriction on the ability of any Target Company to amend, modify or terminate any Plan, or (v) any forgiveness of indebtedness of any current or former employee, officer, director or consultant of any Target Company.

(f)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (alone or in conjunction with any other event) result in an “excess parachute payment” to any “disqualified individual” (each, within the meaning of Section 280G of the Code).

(g)            No Target Company has any obligation to pay a Tax “gross-up”, reimbursement or indemnification payment to any Person, including for the imposition of any excise Tax under Section 4999 of the Code or any Tax imposed under Section 409A of the Code or 457A of the Code.

(h)            No compensation has been or would reasonably be expected to be, or has ever been, includable in the gross income of any current or former “service provider” (within the meaning of Section 409A of the Code) of any Target Company or other Person as a result of the operation of Section 409A of the Code or Section 457A of the Code.

(i)            No Target Company has ever sponsored, maintained, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any employee benefit plan, program, or other arrangement providing compensation or benefits to any employee or former employee (or any dependent thereof) which is subject to the Laws of any jurisdiction outside of the United States.

Section 3.15           Insurance. All material policies of insurance maintained by or on behalf of each Target Company (the “Insurance Policies”) are set forth on Section 3.15 of the Seller Disclosure Letter and true and complete copies of such Insurance Policies have been provided to Purchaser. All Insurance Policies that are material to the business of the Target Companies (taken as a whole) are, and since the Look-back Date have been, in full force and effect and all premiums due and payable in respect thereof have been paid and no written notice of cancellation, termination, material amendment or denial of coverage has been received by any Target Company with respect to any such policy. All such Insurance Policies maintained by the Target Companies are in full force and effect, and no Target Company is in material default with respect to the provisions of any such policies or its payment obligations thereunder. There is no claim pending under such Insurance Policies as to which any Target Company has received written notice that coverage has been denied.

Section 3.16           Compliance with Laws.

(a)            Seller is in compliance, in all material respects, with all Laws applicable to its business.

(b)            Each Target Company is, and since the Look-back Date has been, in material compliance with all applicable Laws and regulations of any Governmental Authority. Since the Look-back Date, no Target Company has received any written notice from a Governmental Authority of any Action against any of them alleging any failure to comply with any applicable Law or regulation.

(c)            Since the Look-back Date, (i) none of the Target Companies have violated any Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, or employee, or, to Seller’s Knowledge, representative, consultant or other Person acting for or on behalf of any Target Company has violated any Anticorruption Law, and (iii) has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anticorruption Law, and no such investigation, inquiry or proceeding is pending or, to Seller’s Knowledge, threatened. Each Target Company has adopted and maintains reasonably adequate policies, procedures and controls to comply with all applicable Anticorruption Laws in all material respects, including policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

(d)            Since the Look-back Date, neither any Target Company nor any director, officer or managing employee of any Target Company has been a Sanctioned Person.

Section 3.17           Permits. Except as set forth on Section 3.17 of the Seller Disclosure Letter, and as would not reasonably be expected to be material to the Target Companies taken as a whole, the Target Companies hold and are, and has been, since the Look-back Date, in compliance with, in all material respects, all Permits that are required by any Governmental Authority to conduct the business as now conducted and all such Permits are valid and in full force and effect. No Target Company has received any written notice from any Governmental Authority or any other Person regarding (A) any actual or alleged violation of or failure to comply with any term or requirement of any Permit, or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit, except where such occurrence would not be material to the business.

Section 3.18            Environmental Compliance. Except as set forth on Section 3.18 of the Seller Disclosure Letter:

(a)            The Target Companies are, and since the Look-back Date have been, in compliance with all applicable Environmental Laws, except where the failure to comply would not be material to the Target Companies.

(b)            The Target Companies have obtained and possess all material permits, licenses and other authorizations required under Environmental Laws for the operations of the Target Companies as currently conducted and are in compliance with all terms and conditions of such permits, licenses and authorizations in all material respects.

(c)            No Target Company has received, since the Look-back Date, any written notice of material violation of or notice of material Liability arising under, Environmental Laws, relating to any Target Company or its facilities, the subject of which is unresolved.

(d)            There are no Actions pending or, to Seller’s Knowledge, threatened against any Target Company, pursuant to Environmental Laws that would be material to the Target Companies.

(e)            No Target Company is subject to any outstanding judgment, order or decree of any Governmental Authority relating to a violation of or Liability under Environmental Laws, and that would be material to the Target Companies.

Section 3.19           Customers and Suppliers. Section 3.19 of the Seller Disclosure Letter sets forth an accurate list of the top five (5) customers of the Target Companies based on calendar year 2021 sales (the “Top Customers”) and the top five (5) suppliers based on calendar year 2021 spend of the Target Companies (the “Top Suppliers”). Since January 1, 2021, no Target Company has received any notice from any Top Supplier to the effect that such supplier will stop, materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, developing or supplying materials, products or services to any Target Company. Since January 1, 2021, no Target Company has received any notice from any Top Customer to the effect that such customer will stop, or materially decrease the rate of, or seek to make a material change to the terms (whether related to payment, price or otherwise) with respect to, purchasing services from the Target Companies. To Seller’s Knowledge, no supplier or customer of a Target Company is violating any Law.

Section 3.20           Affiliated Transactions. Except as set forth on Section 3.20 of the Seller Disclosure Letter, none of Seller, any equityholder, partner, member, officer, director, employee or any Affiliate or Subsidiary of Seller (other than any Target Company) or any officer, director, manager, equityholder or Affiliate of any Target Company or any individual in the immediate family of any of the foregoing, is a party to any arrangement, agreement, Contract, commitment or transaction with or owes any money to any Target Company (or any Target Company owes any money to, or guarantees any payment by, any such Person) or has any interest in any material property, asset or right, tangible or intangible, used by any Target Company, or has any material interest in a Person party to any arrangement, agreement, Contract, commitment or transaction with any Target Company.

Section 3.21           Employees.

(a)            (i) No Target Company has experienced any, nor to Seller’s Knowledge has there been any threatened, strike, work stoppage, unfair labor practice charge, labor grievance, labor arbitration, lockout, slowdown, picketing, hand billing or other material labor or industrial relations dispute, in each case since the Look-back Date, (ii) none of the employees of the Target Companies are represented by any trade union, works council, labor organization, employee association or representative with respect to their employment with any Target Company, (iii) since the Look-back Date, (a) to Seller’s Knowledge, there has been no labor organizing effort or other industrial relations dispute pending or threatened with respect to employees of any Target Company and (b) to Seller’s Knowledge, no trade union, works council, labor organization, employee association or representative or group of employees of the Target Companies has made a demand for recognition or certification, and there have been no representation or certification proceedings or petitions seeking representation pending with the National Labor Relations Board, any other labor relations tribunal or authority or any other Governmental Authority, (iv) no Target Company is, or has ever been, party to or otherwise bound by any CBA or collective bargaining relationship with any trade union, works council, labor organization, employee representative or association and no CBAs are currently being negotiated by any Target Company, and (v) since the Look-back Date, the Target Companies have been in material compliance with all, and there are no pending or threatened claims or proceedings against any Target Company under any, applicable Laws respecting labor and employment, including Laws, statutes rules and regulations respecting, if applicable, terms and conditions of employment of employees, prospective employees and former employees, employment practices, hiring practices, background checks, child labor, pay equity, wrongful or unfair discharge or dismissal, collective bargaining and labor relations, fair labor standards, reasonable accommodations, workers’ compensation, document retention, notice, employment and reemployment rights of members of the uniformed services, secondment, occupational safety and health requirements, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), meal and rest breaks, withholding and remittance of Taxes, employment discrimination, harassment, retaliation, equal opportunity/employment equality, whistleblowing, disability rights or benefits, employee trainings and notices, employee leave issues, paid time off, COVID-19, affirmative action, plant closures, redundancies and layoffs (including, if applicable, the WARN Act or any collective redundancy legislation), workers’ compensation, and unemployment insurance and related matters.

(b)            (i) The Target Companies have, since the Look-back Date, properly classified each of its Service Providers as “employees” or “independent contractors” and, if applicable, as “exempt” or “non-exempt” for all purposes (including with respect to eligibility for minimum wage and overtime under the Fair Labor Standards Act of 1938, as amended, or similar applicable non-U.S. Law) and have properly reported all compensation paid to such persons for all purposes, and (ii) the Target Companies have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, redundancy payments, fees, and other compensation that have come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy.

(c)            Each Target Company is, and has at all times since the Look-back Date been, in compliance in all material respects with, and has not materially violated the terms and provisions of, any applicable immigration legislation in any jurisdiction, including the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (“Immigration Laws”). All current and former Service Providers are, and have at all times been, legally authorized to work in the territory in which they perform the duties of their employment, and with respect to each current Service Provider, the applicable Target Company has all times collected and has retained in their records a current Form I-9 (Employment Eligibility Verification Form) and all other records, documents, or other papers and on-boarding materials that are generally collected in connection with the completion of the Form I-9. No Target Company has, since the Look-back Date, been warned, fined, or otherwise penalized by reason of its failure to comply with the Immigration Laws, nor is any such proceeding pending or, to Seller’s Knowledge, threatened.

(d)            To Seller’s Knowledge, no Service Provider is in violation of any material term of any material employment agreement, nondisclosure agreement, common law non-disclosure obligations, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to any Target Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by any Target Company.

(e)            No current employee of any Target Company or other Service Provider with annualized compensation at or above $150,000 has informed any Target Company or any of its Affiliates (whether in writing or otherwise) of any plan to terminate employment with or services for any Target Company and, to Seller’s Knowledge, no such employee intends to terminate his or her employment prior to the Closing.

(f)            No Target Company is a party to, or otherwise bound by, any consent decree with, or citation, direction, order, award or improvement notice from or issued by, any Governmental Authority relating to employees, employment practices or occupational health and safety. Since the Look-back Date, to Seller’s Knowledge, (i) no allegation involving, directly or indirectly, sexual or other unlawful harassment or discrimination has been made, asserted or threatened against (A) any officer of any Target Company or (B) any current or former Service Provider, and (ii) none of the Target Companies or current or former Service Provider is party to any agreement resolving or otherwise related to direct or indirect allegations of sexual or other unlawful harassment or discrimination. To Seller’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to serve as a basis for any such allegation of sexual or other unlawful harassment or discrimination.

(g)            No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of any Target Company has occurred since the Look-back Date or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law directive, guideline or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Target Companies have not otherwise experienced any material employment-related Liability with respect to COVID-19. Since the Look-back Date, no Target Company has effectuated any “mass layoff” or “plant closing” (each as defined in the WARN Act), “collective redundancy” or implemented any early retirement or exit incentive program, in each case, in violation of applicable Law (including, where applicable, the WARN Act).

(h)            (i) Each Target Company has paid in full (other than remuneration accrued for the current salary period or for reimbursement of business expenses) to all of its employees or adequately accrued for in accordance with applicable accounting requirements all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; and (ii) since the Look-back Date, there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Seller’s Knowledge, threatened before any Governmental Authority with respect to any current or former employees of any Target Company. There are no material Liabilities, whether contingent or absolute, of any Target Company (or the Business) relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(i)            Schedule 3.21(i) contains a true, correct and complete list of the names and current role, annual salary rates or current hourly wages (including any overtime arrangements), as applicable, bonus opportunity, share incentives, pension arrangements, commission opportunity, other compensation and benefits (separately identifying each category of compensation and including contingent entitlements), hire date, accrued vacation and paid-time-off, principal work location, employing Person and leave status of all present employees of each Target Company and, if applicable, each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy an executive, administrative, or professional position.

(j)            No Target Company has used the services of any agency workers, or where applicable in the United States of America, any temporary employees or “leased employees” (within the meaning of Section 414(n) of the Code).

Section 3.22           Seller Filings. Seller has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the Companies Registration Office (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Seller Filings”). As of their respective effective dates, the Seller Filings complied in all material respects with the requirements of applicable Law as in effect on the applicable date, applicable to such Seller Filings, and none of the Seller Filings as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.23           Seller Information. The information relating to Seller or any Target Company supplied by Seller for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to the stockholders of Purchaser or at the time of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Seller makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement or any Purchaser SEC Documents; or (b) any projections or forecasts included in the Proxy Statement.

Section 3.24           Brokerage. Other than fees or commissions for which Seller will be solely responsible, there are no claims for, and the Target Companies, Purchaser and their respective Affiliates have no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of Seller for which any Target Company, Purchaser or any of their respective Affiliates is or may be liable.

Section 3.25           Investment Representations.

(a)            Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Act. Seller acknowledges that Purchaser has the right to require evidence of its status as an accredited investor, if necessary.

(b)            Seller acknowledges that it has prior investment experience, including investments in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to evaluate the merits and risks of such an investment on its behalf, and Seller represents that it understands the highly speculative nature of an investment in Purchaser Common Stock, which may result in the loss of the total amount of such investment.

(c)            Seller has adequate means of providing for Seller’s current needs and possible contingencies, and Seller has no need, and anticipates no need in the foreseeable future, for liquidity in Seller’s investment in Purchaser Common Stock. Seller is able to bear the economic risks of this investment and, consequently, without limiting the generality of the foregoing, Seller is able to hold the Purchaser Common Stock for an indefinite period of time and has a sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

(d)            Seller understands and acknowledges that the acquisition of the Purchaser Common Stock involves substantial risk. Seller has such knowledge and experience in financial or business matters that the Seller is capable of evaluating the merits and risks of its investment in the Purchaser Common Stock.

(e)            Seller is acquiring the Purchaser Common Stock for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Purchaser Common Stock in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(f)            Seller understands and acknowledges that the Purchaser Common Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Seller acknowledges that such securities may not be transferred, sold, offered for sale, mortgaged, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom.

Section 3.26           No Other Representations and Warranties. SELLER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE IV, NONE OF PURCHASER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SELLER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO PURCHASER OR ANY OF ITS BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO SELLER OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY PURCHASER TO SELLER IN ARTICLE IV. SELLER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV OF THIS AGREEMENT.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the Purchaser Disclosure Letter (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), and/or (ii) the Purchaser SEC Documents, and subject to the terms, conditions and limitations set forth in this Agreement, Purchaser hereby represents and warrants to Seller, as of the date of this Agreement and the Closing Date (except if the representation and warranty speaks as of a specific date prior to the Closing Date, in which case as of such earlier date), as follows:

Section 4.01           Organization and Power. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and to carry on its businesses as now conducted. Purchaser is not in breach of Purchaser’s Organizational Documents. Complete and correct copies of the Organizational Documents of Purchaser, as in effect as of the date of this Agreement, have been made available to Seller.

Section 4.02           Subsidiaries. Purchaser has no direct or indirect Subsidiaries, and does not own or hold the right to acquire any shares or stock, partnership interest or joint venture interest or other equity ownership interest in any other partnership, company, corporation, organization or entity.

Section 4.03           Authorization; No Breach; Valid and Binding Agreement.

(a)            Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby (including the Share Sale) and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Purchaser, and no other corporate actions or proceedings on the part of Purchaser are necessary to authorize the execution, delivery or performance of this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, other than the Purchaser Shareholder Approval.

(b)            Except for the Purchaser Shareholder Approval, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in any breach of, constitute a default (or an event that, with or without notice or lapse of time or both, would become a default) under, result in a violation of, result in the creation of any Lien upon any assets or properties of Purchaser under, give rise to any right of payment, penalty, modification, amendment or termination, cancellation or acceleration with respect to, or require any authorization, consent, approval, exemption or other action by, notice to or filing with any court or other Governmental Authority under (i) the provisions of Purchaser’s Organizational Documents, (ii) any Contract or instrument or Permit to which Purchaser or its or their respective properties or assets is bound, or (iii) any Law, statute, rule or regulation or order, judgment or decree to which Purchaser is subject or its or their respective properties or assets are subject; except, with respect to clause (ii) or (iii) of this Section 4.03(b), where the failure to obtain such authorization, consent, approval or exemption would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

(c)            The execution and delivery of this Agreement or any Ancillary Agreement by Purchaser do not, and the performance of this Agreement or any Ancillary Agreement by Purchaser will not, require any Regulatory Approval, except for compliance with, filings under, and approvals of Governmental Authorities relating to, the requirements of the HSR Act, the federal securities Laws and/or any U.S. state securities or “blue sky” Laws, the rules and regulations of NASDAQ.

(d)            This Agreement has been, and each Ancillary Agreement to which Purchaser is a party has been or will be at Closing, as applicable, duly executed and delivered by Purchaser, as applicable, and assuming that this Agreement and each Ancillary Agreement is a valid and binding obligation of the other parties hereto or thereto, this Agreement and each Ancillary Agreement to which Purchaser is a party constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.04           Orders. Section 4.04 of the Purchaser Disclosure Letter sets forth a list of all Governmental Orders pending or, to the Purchaser’s Knowledge, threatened in writing which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect or would delay or prevent the consummation of the transactions contemplated herein (including the Share Sale) or by the Ancillary Agreements.

Section 4.05           Purchaser Trust Account. As of September 30, 2022, the Purchaser Trust Amount is approximately $233 million (including, if applicable, an aggregate of $8,050,000 of deferred underwriting commissions and other fees being held in the Purchaser Trust Account payable to the underwriters of the IPO upon consummation of a Business Combination (the “Deferred Underwriting Commissions”)), with such funds invested in government securities or money market funds meeting certain conditions pursuant to the Purchaser Trust Agreement. The Purchaser Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser and, to the Knowledge of Purchaser, the Trustee, enforceable in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The Purchaser Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect. Purchaser has complied in all material respects with the terms of the Purchaser Trust Agreement and is not in breach thereof or default thereunder, and there does not exist under the Purchaser Trust Agreement any event that, with the giving of notice or the lapse of time, would constitute such a breach or default by Purchaser or, to the Knowledge of Purchaser, the Trustee. Except for the Purchaser Trust Agreement, there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Purchaser Trust Agreement in the Purchaser SEC Documents to be inaccurate or (ii) entitle any Person (other than (A) the underwriters of Purchaser’s initial public offering and (B) holders of Purchaser Common Stock who have elected to redeem their Purchaser Common Stock in accordance with Purchaser’s Organization Documents) to any portion of the proceeds in the Purchaser Trust Account. Prior to the Closing, none of the funds held in the Purchaser Trust Account may be released, except in accordance with the Purchaser Trust Agreement. There is no Action pending, or to the Knowledge of Purchaser, threatened with respect to the Purchaser Trust Account.

Section 4.06           Investment Company Act; JOBS Act. Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Purchaser constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.07           Absence of Changes. Since the date of the most recent balance sheet in the Purchaser SEC Documents until the date hereof, there has not been any Purchaser Material Adverse Effect that has arisen and is continuing.

Section 4.08           No Undisclosed Liabilities. Purchaser has no Liabilities or Indebtedness, except (i) Liabilities or Indebtedness specifically reserved for in the financial statements set forth in the Purchaser SEC Documents or disclosed in the notes thereto, (ii) Liabilities or Indebtedness that were incurred after the date of the most recent balance sheet included in the Purchaser SEC Documents in the Ordinary Course of Business, (iii) Liabilities or Indebtedness specifically disclosed in Section 4.08 of the Purchaser Disclosure Letter, or (iv) Liabilities or Indebtedness incurred or arising under or in connection with the Transactions, including expenses related thereto.

Section 4.09           Tax Matters.

(a)            Purchaser has timely filed or caused to be timely filed (taking into account applicable extensions) with the appropriate taxing authorities all material Tax Returns that are required to be filed by Purchaser, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by Purchaser (whether or not shown on any such Tax Return) have been duly and timely paid, other than Taxes being contested in good faith for which adequate reserves have been established in accordance with GAAP. Purchaser has properly deducted, withheld and collected and timely remitted to the appropriate taxing authorities all Taxes required to be deducted, withheld or collected in respect of any amounts paid or owing to, or received or owing from, any employee, creditor or other third party.

(b)            There are no audits, disputes, investigations, claims, inquiries, examinations or other proceedings (whether civil, criminal, judicial, or administrative) with respect to any Tax Return or Taxes of Purchaser pending, in progress, or threatened in writing that have not been resolved or completed.

(c)            Purchaser has not waived or extended any statute of limitations in respect of material Taxes, or agreed to any extension of time with respect to an assessment or deficiency relating to Income Taxes or other material Taxes, for any taxable period with respect to which the statute of limitations has not expired (after giving effect to any extension or waiver) (other than any such extensions or waivers that are no longer in effect), nor is any written request for any such extension or waiver from any taxing authority outstanding.

(d)            Purchaser has not distributed shares or stock of another Person, or has had its shares or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code in the past two (2) years.

(e)            There are no Liens for Taxes upon any of the Closing Consideration or any asset of Purchaser other than Liens for Taxes that are not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and in each case that are sufficiently reserved for on Purchaser’s financial statements in accordance with GAAP.

Section 4.10           Capitalization.

(a)            As of the date of this Agreement, (i) the authorized capital stock of Purchaser consists of (x) 100,000,000 shares of Purchaser Common Stock (of which 23,890,000 shares are issued and outstanding, and all of which are validly issued, fully paid and non-assessable), (y) 10,000,000 shares of Purchaser Class B Common Stock (of which 7,666,667 shares are issued and outstanding, and all of which are validly issued, fully paid and non-assessable), and (z) 1,000,000 shares of preferred stock of Purchaser, par value $0.0001 per share (of which none are issued or outstanding), (ii) 14,245,000 shares of Purchaser Common Stock are issuable in respect of the Public Rights, the Public Warrants and the Sponsor Warrants, (iii) 7,666,667 shares of Purchaser Common Stock are issuable upon the automatic conversion of the Purchaser Class B Common Stock, and (iv) 127,500 shares of Purchaser Common Stock are issuable if the entire aggregate of the Sponsor Promissory Note is converted. No shares of Purchaser Common Stock are held in the treasury of Purchaser. Except for the Purchaser Share Redemption, the Transactions, the Public Rights, the Public Warrants, the Sponsor Warrants, the Sponsor Promissory Note and the Purchaser Class B Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Purchaser or obligating Purchaser to issue or sell any capital stock of, or other equity interests in, Purchaser. All shares of Purchaser Common Stock subject to issuance, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The shares of Purchaser Common Stock to be issued pursuant to this Agreement, subject to the Purchaser Shareholder Approval and the effectiveness of the A&R Purchaser Charter, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable. To the extent applicable, the shares of Purchaser Common Stocks to be issued pursuant to any Investments, subject to the Purchaser Shareholder Approval and the effectiveness of the A&R Purchaser Charter, will, upon issuance, be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock (except for the Purchaser Share Redemption). Purchaser does not own any equity securities in any other Person or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any equity securities, or any securities or obligations exercisable or exchangeable for or convertible into equity securities of such Person. There are no outstanding contractual obligations of Purchaser to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. To Purchaser’s Knowledge, except for the Sponsor Support Agreement and the Insider Letter Agreement, there are no outstanding proxies, voting agreements or other agreements or arrangements relating to any equity securities of Purchaser. Except for the Purchaser Common Stock and the Purchaser Class B Common Stock, there are no outstanding securities of Purchaser or Indebtedness having the right to vote on any matters on which the holders of equity securities of Purchaser may vote.

(b)            Except for the Public Rights, the Public Warrants, the Sponsor Warrants, the Sponsor Promissory Note and the Purchaser Class B Common Stock, there are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based performance units, commitments or Contracts of any kind to which Purchaser is a party or by which any of them is bound obligating Purchaser to issue or sell, or cause to be issued or sold, additional shares of Purchaser Common Stock or any other capital stock or other interest or participation in, or any security convertible or exercisable for or exchangeable into shares of Purchaser Common Stock or other interest or participation in Purchaser.

Section 4.11           Litigation. Except as set forth on Section 4.11 of the Purchaser Disclosure Letter, since the date of incorporation of Purchaser there have been no, and there currently are no Actions pending or, to the Purchaser’s Knowledge, threatened against Purchaser that, if adversely decided or resolved, have had or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, at law or in equity, before or by any other Governmental Authority.

Section 4.12           Compliance with Laws.

(a)            Purchaser is, and since its date of incorporation has been, in material compliance with all applicable Laws and regulations of any Governmental Authority. Since its date of incorporation, Purchaser has not received any written notice from a Governmental Authority of any Action against any of them alleging any failure to comply with any applicable Law or regulation.

(b)            Since its inception, (i) Purchaser has not violated any Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and as in effect at the time of such action (all such Laws, “Anticorruption Laws”), (ii) no director, officer, or employee, or, to the Purchaser’s Knowledge, representative, consultant or other Person acting for on behalf of Purchaser has violated any Anticorruption Law, or (iii) has been the subject of any investigation, inquiry, or enforcement proceeding by any court, governmental, administrative or regulatory body, or any customer regarding any violation or alleged violation of any Anticorruption Law, and no such investigation, inquiry or proceeding is pending or, to the Purchaser’s Knowledge, threatened. Purchaser has adopted and maintains commercially reasonable policies, procedures and controls to comply with all applicable Anticorruption Laws in all material respects, including policies and procedures relating to prevention of bribery, accounting for financial transactions, due diligence on third parties and training of personnel.

(c)            Since its date of incorporation, neither Purchaser, nor any director, officer or managing employee of Purchaser has been a Sanctioned Person.

Section 4.13           Employees. Other than the officers and directors listed in the Purchaser SEC Documents, Purchaser does not have any employees. Purchaser does not currently maintain or have any Liability under any compensation or benefit plan, program, contract, or arrangement (whether written or unwritten).

Section 4.14           SEC Filings and Financial Statements.

(a)            Purchaser has filed and furnished in a timely manner all reports, schedules, forms, prospectuses and registration, proxy and other statements, in each case, required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits thereto and documents incorporated by reference therein, the “Purchaser SEC Documents”). As of their respective effective dates (in the case of Purchaser SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Purchaser SEC Documents), the Purchaser SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)            The financial statements and notes of Purchaser contained or incorporated by reference in the Purchaser SEC Documents fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity and cash flows of Purchaser as at the respective dates of, and for the periods referred to in, such financial statements, all in accordance with: (i) GAAP; and (ii) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable. Purchaser has no off-balance sheet arrangements that are not disclosed in the Purchaser SEC Documents. No financial statements other than those of Purchaser are required by GAAP to be included in the consolidated financial statements of Purchaser.

(c)            Purchaser has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that material information relating to Purchaser is made known to Purchaser’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the Knowledge of Purchaser, such disclosure controls and procedures are effective in timely alerting Purchaser’s principal executive officer and principal financial officer to material information required to be included in Purchaser’s periodic reports required under the Exchange Act. Purchaser has established and maintained a system of internal controls and, to the Knowledge of Purchaser, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Purchaser’s financial reporting and the preparation of Purchaser’s financial statements for external purposes in accordance with GAAP.

(d)            Since the date of the latest Form 10-Q of Purchaser filed with the SEC, there has not been any change, development, condition, occurrence, event or effect relating to Purchaser that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Purchaser Material Adverse Effect.

Section 4.15           [Reserved.]

Section 4.16           Material Contracts. Purchaser has filed as an exhibit to the Purchaser SEC Documents every “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than this Agreement and any Ancillary Agreement) to which, as of the date of this Agreement, Purchaser is a party or by which any of its assets are bound. Neither Purchaser nor, to the Purchaser’s Knowledge, any other party thereto is in material breach of, violation of or default under any such Contract. No event has occurred that with notice or lapse of time or both would constitute a material breach of, violation of or default under, any such Contract by Purchaser, or, to the Purchaser’s Knowledge, any counterparty. All such Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of Purchaser and, to Purchaser’s Knowledge, each counterparty, and are enforceable against Purchaser and, to Purchaser’s Knowledge, the counterparty thereto in accordance with their respective terms, except as enforceability may be limited by bankruptcy laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

Section 4.17           Purchaser Affiliated Transactions. Except as set forth on Section 4.17 of the Purchaser Disclosure Letter, none of Purchaser, any equityholder, partner, member, officer, director, employee or any Affiliate of Purchaser or any individual in the immediate family of any of the foregoing, is a party to any arrangement, agreement, Contract, commitment or transaction with or owes any money to Purchaser or has any interest in any material property, asset or right, tangible or intangible, used by Purchaser, or has any material interest in a Person party to any arrangement, agreement, Contract, commitment or transaction with Purchaser.

Section 4.18           Brokerage. Other than fees or commissions for which Purchaser will be solely responsible, there are no claims for, and Purchaser has no liability or obligation to pay, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based on any arrangement or agreement made by or on behalf of Purchaser for which Purchaser is or may be liable.

Section 4.19           Business Activities.

(a)            Since its date of incorporation, Purchaser has not conducted any business activities other than activities related to Purchaser’s initial public offering or directed toward the accomplishment of a “business combination”, as such term is defined in Purchaser’s Organizational Documents (a “Business Combination”). Except as set forth in Purchaser’s Organizational Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Purchaser or to which Purchaser is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Purchaser or any acquisition of property by Purchaser or the conduct of business by Purchaser as currently conducted or as contemplated to be conducted as of the Closing.

(b)            Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Purchaser does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Purchaser has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

Section 4.20           NASDAQ Listing. The Public Units, the Public Shares, the Public Warrants and the Public Rights are each listed on NASDAQ. Purchaser is in compliance in all material respects with the requirements of NASDAQ for continued listing of the Public Units, the Public Shares, the Public Warrants and the Public Rights thereon and there is no Action pending or, to the Knowledge of the Purchaser, threatened against Purchaser by NASDAQ or the Financial Industry Regulatory Authority to prohibit or terminate the listing of the Public Units, the Public Shares, the Public Warrants and the Public Rights on NASDAQ.

Section 4.21           Proxy Statement. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to shareholders of Purchaser or at the time of the Purchaser Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement and any amendment or supplement thereto shall comply in all material respects with applicable securities Laws, including the Securities Act and the Exchange Act; provided, however, no representation or warranty is made as to the accounting treatment of Purchaser’s issued and outstanding warrants, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in Purchaser’s financial statements. Notwithstanding the foregoing, Purchaser makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Seller for inclusion or incorporation by reference in the Proxy Statement; or (b) any projections or forecasts included in the Proxy Statement.

Section 4.22           No Other Representations and Warranties. PURCHASER HEREBY ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III, NONE OF SELLER OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE, IS MAKING, OR SHALL BE DEEMED TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO PURCHASER, ANY OF ITS AFFILIATES OR REPRESENTATIVES OR ANY OTHER PERSON, WITH RESPECT TO SELLER, ANY OF THE TARGET COMPANIES OR ANY OF THE BUSINESSES, ASSETS OR PROPERTIES OF THE FOREGOING, OR OTHERWISE, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS. WITHOUT LIMITING THE FOREGOING AND NOTWITHSTANDING ANYTHING TO THE CONTRARY, NONE OF SELLER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE DEEMED TO MAKE TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES ANY REPRESENTATION OR WARRANTY OTHER THAN AS EXPRESSLY MADE BY SELLER TO PURCHASER IN ARTICLE III. PURCHASER HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT.

ARTICLE V
ACTIONS PRIOR TO THE CLOSING

The respective Parties covenant and agree to take the following actions:

Section 5.01           Operations of the Target Companies Prior to the Closing. From the date hereof until the earlier of the Closing and the date this Agreement is validly terminated in accordance with Article VII (such period, the “Interim Period”), except as set forth in Section 5.01(a) of the Seller Disclosure Letter and the Restructuring, as required by Law (including COVID-19 Measures) or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of Purchaser (which approval shall not be unreasonably conditioned, withheld, delayed or denied), Seller shall, and shall cause each of the Target Companies to, (x) operate in the Ordinary Course of Business, (y) use commercially reasonable efforts to keep available the services of its current officers and employees, and (z) use commercially reasonable efforts to preserve intact its existing assets, business and operations, and to preserve the present rights, permits, franchises, goodwill and relationships with customers, suppliers, distributors, licensors, licensees, lessors and other key Persons with whom it has a significant relationship. Without limiting the generality of the foregoing, except as set forth in Section 5.01(a) of the Seller Disclosure Letter, as required by Law or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of Purchaser (which approval shall not be unreasonably conditioned, withheld, delayed or denied), Seller shall not, and shall cause each of the Target Companies to not, take any of the following actions:

(a)            amend the Organizational Documents of any Target Company or form any Subsidiaries that are not wholly owned Subsidiaries;

(b)            split, subdivide, combine or reclassify any shares of capital stock of any Target Company or any equity or equity-linked securities of any Target Company;

(c)            (i) deliver, encumber, mortgage, charge, pledge, redeem, purchase, transfer, issue, sell or otherwise dispose of any equity securities, (ii) grant or enter into any options, warrants, rights, agreements or commitments with respect to the issuance of its securities, (iii) permit the exercise of any options or (iv) amend any terms of any such equity securities or agreements;

(d)            (i) merge, consolidate or combine with any Person; or (ii) acquire or agree to acquire by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(e)            make any loans, advances, or capital contributions to, or investments in, any other Person (other than among the Target Companies), except in the Ordinary Course of Business;

(f)            make a material change in any method of financial accounting or accounting practice of the Target Companies, except as required by IFRS or applicable Law;

(g)            sell, lease, license or otherwise dispose of any assets (whether by merger, sale of shares, sale of assets or otherwise), except in the Ordinary Course of Business or for any assets having an aggregate value of less than the Threshold Amount;

(h)            (i) transfer, sell, assign, license, sublicense, grant other rights under, encumber, impair, abandon, fail to diligently maintain, or otherwise dispose of any right, title or interest of any Target Company in any Intellectual Property Rights, in each case, that are material to any business of the Target Companies, other than non-exclusive licenses granted by a Target Company to customers in the Ordinary Course of Business; (ii) amend, waive, cancel or modify any rights in or to any Intellectual Property Rights, in each case, that are material to any business of the Target Companies, other than as it relates to rights solely between or among the Target Companies; or (iii) divulge, furnish to or make accessible any Trade Secrets constituting Company IP Rights to any Person that is not subject to an enforceable written agreement to maintain the confidentiality of such Trade Secrets;

(i)            issue or incur any additional Indebtedness except for borrowings under the Target Company’s existing credit facilities or otherwise incurred in the Ordinary Course of Business;

(j)            amend or modify any agreements in respect of Indebtedness in a manner that would be adverse to the Target Companies, taken as a whole, other than as it relates to amendments or modifications solely between or among the Target Companies;

(k)            except as otherwise required by any Plan as in effect on the date of this Agreement and set forth on Section 3.14(a) of the Seller Disclosure Letter or as otherwise required by applicable Law: (i) increase, decrease, make any changes in or grant any increase in the compensation of any Service Provider, except for any increases in the rate of base salary or wage made in the Ordinary Course of Business that does not exceed 10% for any such Person; (ii) grant, promise, pay, or increase any severance, incentive awards (whether or not equity or equity-based), bonus, fringe, transaction, retention, change in control, or other compensation or benefits to any Service Provider; (iii) establish, adopt, enter into, amend, modify, terminate or increase the coverage or benefits under any Plan (or any plan, program, agreement or other arrangement that would be a Plan if in effect on the date hereof); (iv) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Plan or otherwise due to any of its current or former employees, directors, officers or other individual service providers; or (v) grant any equity or equity-linked compensation awards;

(l)            hire, engage, terminate (other than for cause), furlough, or temporarily layoff any employee, consultant or other individual service provider with an annual base compensation in excess of $250,000, except as a replacement for a previous employee, consultant or other individual service provider with an annual base compensation in excess of $250,000 (at comparable compensation to the individual being replaced);

(m)            waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former employee or independent contractor outside of the Ordinary Course of Business;

(n)            negotiate, modify, extend, or enter into any CBA or recognize or certify any labor union, labor organization, works council, employee representative or association or group of employees as the bargaining representative for any employees of any Target Company;

(o)            implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that would implicate the WARN Act;

(p)            (i) make, change, revoke, amend, or otherwise modify any material Tax election (including any Income Tax election), including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or any other action to change the classification of any Target Company for U.S. federal (and applicable state and local) income Tax purposes, (ii) change any Tax accounting period or adopt, change or otherwise modify any accounting method, principles or practices with respect to Income Taxes or other material Taxes, (iii) amend, refile or otherwise modify any previously filed material Tax Returns, (iv) prepare or file any Tax Return inconsistent with applicable Laws and the past practices of the Target Company or in a manner that distorts taxable income, including by deferring income or accelerating deductions, (v) settle, consent to, or otherwise compromise (in whole or in part) any Tax audit, examination, investigation, or other proceeding or any Tax liability (including by entering into any closing agreement or other agreement with any tax authority), (vi) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or the collection of Taxes, (vii) surrender any right to claim a Tax refund, offset, or other reduction in liability, (viii) participate in, initiate any discussions with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Governmental Authority, or (ix) fail to pay any material Tax that becomes due and payable (including any estimated Tax payments) (other than any Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained in accordance with the Accounting Principles);

(q)            authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization (or equity split or like change in capitalization), dissolution or winding-up of any Target Company;

(r)            make any capital expenditure (or series of related capital expenditures) in an amount exceeding the Threshold Amount that is not provided for in, or fail to make any capital expenditure contemplated in, the agreed upon monthly capital expenditure budgets for 2021 delivered by Seller to Purchaser;

(s)            enter into, terminate (other than automatic termination in accordance with the terms thereof) or modify or amend in any material respect any Contract that, upon entry by any Target Company thereto, constitutes, or would constitute if it had been entered into prior to the date of this Agreement, a Material Contract;

(t)            declare or pay any dividend or distribution on, or make any payment on account of, the purchase, redemption, defeasance, retirement or other acquisition of, any of its shares, capital stock or common shares, as applicable, or make any other distribution in respect thereof, either directly or indirectly whether in cash or property (in each case, other than among the Target Companies or Tax allocation cash payment distributions made in the Ordinary Course of Business);

(u)            (i) accelerate the collection (or discount) of accounts receivables, (ii) intentionally delay or postpone the payment of trade accounts payable or enter into any agreement or negotiation with any party to extend the payment date of any trade accounts payable, or (iii) make any material changes with respect to policies and procedures relating to the establishment of reserves for uncollectable accounts, accrual of accounts receivable, prepayment of expenses, payment of trade accounts payable, accrual of other expenses and deferral of revenue, in each case outside of the Ordinary Course of Business;

(v)            amend, modify, extend, renew or terminate any Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property; or

(w)            agree to do any of the foregoing, or take any action or omit to take any action which action or omission, respectively, would result in any of the foregoing.

Section 5.02           Operations of Purchaser Prior to the Closing. During the Interim Period, except as set forth in Section 5.02(a) of the Purchaser Disclosure Letter, as required by Law (including COVID-19 Measures) or expressly permitted by this Agreement or the Ancillary Agreements, or with the prior written approval of Seller (which approval shall not be unreasonably conditioned, withheld, delayed or denied), Purchaser shall not, and shall cause each of its Subsidiaries to not, take any of the following actions:

(a)            seek any approval from Purchaser’s shareholders to, or otherwise, make any change, amendment or modification to any of the Organizational Documents of Purchaser or form any Subsidiary, except as contemplated by the Purchaser Shareholder Proposals;

(b)            seek any approval from Purchaser’s shareholders to, or otherwise, make any change, amendment or modification to the Trust Agreement, except as contemplated by the Purchaser Shareholder Proposals;

(c)            (i) make, change, revoke, amend, or otherwise modify any material Tax election, including any entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) or any other action to change the classification of Purchaser for U.S. federal (and applicable state and local) income Tax purposes, (ii) prepare or file any Tax Return inconsistent with applicable Laws and the past practices of the Purchaser or in a manner that distorts taxable income, including by deferring income or accelerating deductions, (iii) settle, consent to, or otherwise compromise (in whole or in part) any Tax audit, examination, investigation, or other proceeding or any Tax liability (including by entering into any closing agreement or other agreement with any tax authority), (iv) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or the collection of Taxes, (v) surrender any right to claim a Tax refund, offset, or other reduction in liability, or (vi) participate in, initiate any discussions with respect to, or enter into any voluntary disclosure program (or similar program or agreement) with any Governmental Authority;

(d)            authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a liquidation, dissolution, reorganization or other wind up of the business or operations of Purchaser;

(e)            (i) make or declare any dividend or distribution to the shareholders of Purchaser or make any other distributions in respect of any of Purchaser’s capital stock, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of Purchaser’s capital stock or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding shares of capital stock, warrants or other equity interests of Purchaser, other than a redemption of Public Shares (prior to the Closing) made as part of the Purchaser Shareholder Redemption;

(f)            other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Purchaser (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(g)            incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Purchaser or guaranty any debt securities of another Person, other than any Indebtedness for (i) the Working Capital Loan, which, however, shall be forgiven at Closing and no longer due, (ii) borrowed money or guarantees incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and (iii) transaction expenses incurred in connection with the transactions contemplated by this Agreement or Ancillary Agreements;

(h)            incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred under Section 5.02(g) and other fees and expenses for professional services incurred in connection with the Transactions;

(i)            (i) issue any shares of Purchaser Common Stock, or securities exercisable for or convertible into shares of Purchaser Common Stock or capital stock of Purchaser, other than the issuance of shares of Purchaser Common Stock pursuant to this Agreement and any Investment Agreements (if applicable) or the Public Rights, Public Warrants, the Sponsor Warrants or the Purchaser Class B Common Stock, (ii) grant any options, warrants or other equity-based awards with respect to Purchaser Common Stock not outstanding on the date hereof or (iii) amend, modify or waive any of the material terms or rights set forth in any Public Warrant or Sponsor Warrant, including any amendment, modification or reduction of the warrant price set forth therein;

(j)            change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

(k)            acquire any ownership interest in any real property;

(l)            acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(m)           except as reasonably necessary to consummate the Transactions, enter into, renew, modify or revise in any material respect any material Contract;

(n)            engage in any activities or business, other than activities or business (i) in connection with or incident or related to Purchaser’s incorporation or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the Transactions or (iii) those that are administrative or ministerial;

(o)            waive, release, compromise, settle or satisfy any pending or threatened material claim or Action or compromise or settle any Liability that would require monetary payment or impose nonmonetary obligations on Purchaser or any of its Affiliates (or any Target Company after the Closing); or

(p)            agree to do any of the foregoing, or take any action or omit to take any action, which action or omission, respectively, would result in any of the foregoing.

Section 5.03           Access; Notification of Certain Matters.

(a)            During the Interim Period, the officers, employees and authorized Representatives of Purchaser (at Purchaser’s expense) shall have reasonable access during normal business hours upon providing written notice to Seller no later than two (2) Business Days prior to the date of such desired access, to the offices, properties, assets, premises, books and records of Seller or the Target Companies (including audit books) in order for Purchaser to have the opportunity to make such investigation as it may reasonably desire in connection with the consummation of the Transactions; provided, however, that in exercising such access rights, Purchaser and Purchaser’s Representatives will not be permitted to interfere unreasonably with the operations of Seller or the Target Companies. Notwithstanding anything contained herein to the contrary, no such access or examination may be permitted to the extent that it would require Seller or any Target Company to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which Seller or any Target Company is bound, or violate any applicable Law.

(b)            During the Interim Period, the officers, employees and authorized Representatives of Seller (at Seller’s expense) shall have reasonable access during normal business hours upon providing written notice to Purchaser no later than two (2) Business Days prior to the date of such desired access, to the offices, properties, assets, premises, books and records of Purchaser (including audit books) in order for Seller to have the opportunity to make such investigation as it will reasonably desire in connection with the consummation of the Transactions; provided, however, that in exercising such access rights, Seller and Representatives of Seller will not be permitted to interfere unreasonably with the operations of Purchaser. Notwithstanding anything contained herein to the contrary, no such access or examination may be permitted to the extent that it would require Purchaser to disclose information subject to attorney-client privilege or attorney work-product privilege, conflict with any third-party confidentiality obligations to which Purchaser is bound, or violate any applicable Law.

(c)            During the Interim Period, Seller shall disclose to Purchaser in writing any development, fact or circumstance arising before or after the date hereof, that would reasonably be expected to result in the failure of the conditions set forth in Section 6.01 and Section 6.03 to be satisfied.

(d)            During the Interim Period, Purchaser shall disclose to Seller in writing any development, fact or circumstance arising before or after the date hereof, that would reasonably be expected to result in the failure of the conditions set forth in Section 6.02 and Section 6.03 to be satisfied.

Section 5.04           Confidentiality; Public Announcements.

(a)            Purchaser and Seller acknowledge that they are parties to the Confidentiality Agreement, the terms of which are incorporated herein by reference and which shall apply to this Section 5.04. At Closing, the Confidentiality Agreement shall be automatically terminated in its entirety; provided, however, that if for any reason this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

(b)            Except as may be required to comply with the requirements of any applicable Law or the rules and regulations of NASDAQ or Euronext, including the filing of any Current Report on Form 8-K or other appropriate filings with the SEC, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the Transactions without the prior written consent of the other Party. To the extent a Party is required by Law to issue a press release or other public announcement relating to the subject matter of this Agreement or the Transactions, the disclosing Party and its Representatives shall use commercially reasonable efforts to consult with the other Party to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith.

Section 5.05           Commercially Reasonable Efforts.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Share Sale and the other Transactions, including using commercially reasonable efforts to accomplish the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any); (iii) the delivery of all notices to, and the obtaining of all consents, approvals or waivers from, third parties required as a result of the Transactions; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate, and to fully carry out the purposes of, the Transactions.

(b)            Without limiting the generality of the foregoing, other than in connection with the Restructuring, neither Purchaser nor Seller shall, and each shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) increase the risk, in any material respect, of delaying or not obtaining any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate or order of any Governmental Authority necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period, (ii) increase the risk, in any material respect, of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby or (iii) delay the consummation of the transactions contemplated hereby.

Section 5.06           Regulatory Filings. Within ten (10) Business Days, or as promptly as reasonably practicable, after the date hereof, the Parties shall make, or cause to be made, the filings required (if any) of each of them or any of their respective Subsidiaries or Affiliates under the HSR Act with respect to the Transactions. The Parties shall make, or cause to be made, as promptly as practicable, all filings necessary to obtain all Regulatory Approvals other than the HSR Approval. The Parties shall use their commercially reasonable efforts to: (a) respond to any requests for additional information made by any Governmental Authority; (b) provide the other party with a reasonable opportunity to review and comment on any filing, submission, response to an information request or other (verbal or written) communication to be submitted or made to any Governmental Authority and such receiving party shall consider any such received comments in good faith; (c) keep each other apprised of the status of matters relating to any Regulatory Approval contemplated by this Agreement or any Ancillary Agreement; (d) advise the other Party (and, where applicable, provide a copy) of any written or verbal communications that it receives from any Governmental Authority in respect of such filings (including in respect of any supplementary filings or submissions) and otherwise in connection with satisfying the Regulatory Approvals; (e) provide the other party with a reasonable opportunity to participate in any meetings with any Governmental Authority (subject to any opposition by a Governmental Authority to a particular party’s participation in such meeting) and participate in, or review, any material communication before it is made to any Governmental Authority; and (f) consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with judicial proceedings under or relating to Regulatory Approval. Notwithstanding the foregoing, each Party has the right to redact or otherwise exclude the other Party from receiving any confidential competitively sensitive information required to be shared under this Section 5.06; provided that such other Party’s external counsel shall be entitled to receive such confidential competitively sensitive information on an external counsel only basis. The Parties shall: (i) not agree to an extension of any waiting period or review being undertaken by a Governmental Authority without the other Party’s prior written consent; and (ii) use commercially reasonable efforts to cause any applicable waiting periods to terminate or expire at the earliest possible date.

Section 5.07           Proxy Statement.

(a)            As promptly as reasonably practicable after the date of this Agreement, Purchaser will prepare and file with the SEC a proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the Transactions (the “Proxy Statement”) in preliminary form. Purchaser shall as promptly as reasonably practicable notify Seller of the receipt of any oral or written comments from the SEC relating to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information. Purchaser shall use commercially reasonable efforts to cooperate and provide Seller with a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC and give due consideration to all comments reasonably proposed by Seller in respect of such documents and responses prior to filing such with or sending such to the SEC, and the Parties will provide each other with copies of all such filings made and correspondence with the SEC. Except in the case of a Change in Recommendation pursuant to Section 5.07(d), the Purchaser Board Recommendation shall be included in the Proxy Statement. Purchaser will use its commercially reasonable efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Purchaser will cause the Proxy Statement to be transmitted to the Purchaser Shareholders as promptly as reasonably practicable.

(b)            Seller acknowledges that a substantial portion of the Proxy Statement shall include disclosure regarding the Target Companies. Accordingly, Seller will, as promptly as reasonably practicable after the date of this Agreement, use its commercially reasonable efforts to provide Purchaser with all information concerning the operations and business of the Target Companies and their respective management and operations and financial condition, in each case, required, or reasonably requested by Purchaser, to be included in the Proxy Statement, including (i) the required financial statements of the Target Companies and the Acquired Subsidiaries prepared in accordance with SEC Guidance, including the requirements of Regulation S-X and a related consent from the Company’s independent public accountants, (ii) required selected financial data of the Target Companies and the Acquired Subsidiaries required by Item 301 of Regulation S-K, and (iii) required management’s discussion & analysis for the periods required under applicable SEC Guidance. Without limiting the generality of the foregoing, Seller shall use its commercially reasonable efforts to cooperate with Purchaser in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with SEC Guidance, including the requirements of Regulation S-X. Seller shall use commercially reasonable efforts to make the managers, directors, officers and employees of the Target Companies available to Purchaser and its counsel (and other Representatives engaged in connection with the preparation of the Proxy Statement) in connection with the drafting of the Proxy Statement, as reasonably requested by Purchaser, and responding in a timely manner to comments on the Proxy Statement and such other filings from the SEC.

(c)            Purchaser will take, in accordance with applicable Law, NASDAQ rules and the Organizational Documents of Purchaser, all action necessary to call, hold and convene a meeting of the holders of Purchaser Common Stock (including any permitted adjournment) (the “Purchaser Special Meeting”) to consider and vote upon the Purchaser Shareholder Proposals as promptly as practicable after the filing of the Proxy Statement in definitive form with the SEC. Once the Purchaser Special Meeting to consider and vote upon the Purchaser Shareholder Proposals has been called and noticed, except as required by Law, Purchaser will not postpone or adjourn the Purchaser Special Meeting without the consent of Seller (which consent will not be unreasonably withheld, conditioned or delayed) other than (i) for the absence of a quorum, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that Purchaser has determined in good faith, after consultation with its outside legal advisors, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated to and reviewed by the Purchaser Shareholders prior to the Purchaser Special Meeting, or (iii) an adjournment or postponement to solicit additional proxies from the Purchaser Shareholders to the extent Purchaser has determined in good faith that such adjournment or postponement is reasonably necessary to obtain the approval of the Purchaser Shareholder Proposals, provided that, in the case of an postponement or adjournment in accordance with clause (i), (ii) or (iii), above, such postponement or adjournment may be no more than the earlier of (i) fifteen (15) Business Days from the original date of the Purchaser Special Meeting and (ii) four (4) Business Days prior to the Termination Date. Subject to Section 5.07(d), following delivery of the Proxy Statement to the Purchaser Shareholders, Purchaser will use commercially reasonable efforts to solicit approval of the Purchaser Shareholders Proposals by the Purchaser Shareholders.

(d)            Subject to this Section 5.07(d), the Purchaser Board will recommend that the Purchaser Shareholders approve the Purchaser Shareholder Proposals (the “Purchaser Board Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining approval of the Purchaser Shareholder Proposals, the Purchaser Board may fail to make, amend, change, withdraw, modify, withhold or qualify the Purchaser Board Recommendation (any such action a “Change in Recommendation”) in response to an Intervening Event if the Purchaser Board shall have concluded in good faith, after consultation with its outside legal advisors and financial advisors, that a failure to make a Change in Recommendation would be a breach of the Purchaser Board’s fiduciary obligations to the Purchaser Shareholders under applicable Law, provided, that: (A) Seller shall have received written notice from Purchaser of Purchaser’s intention to make a Change in Recommendation at least five (5) Business Days prior to the taking of such action by Purchaser (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during such period and prior to making a Change in Recommendation, if requested by Seller, Purchaser and its representatives shall have negotiated in good faith with Seller and its Representatives regarding any revisions or adjustments proposed by Seller to the terms and conditions of this Agreement as would enable Purchaser to proceed with its Purchaser Board Recommendation and not make such Change in Recommendation and (C) Purchaser may make a Change in Recommendation only if the Board of Directors of Purchaser, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Seller shall have, prior to the expiration of the 5-Business Day period, proposed, continues to determine in good faith that failure to make a Change in Recommendation would be a breach of its fiduciary duties to the Purchaser Shareholders under applicable Law. An “Intervening Event” shall mean any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (i) was not known or reasonably foreseeable to Purchaser or the Purchaser Board as of the date of this Agreement and (ii) does not relate to any alternative transaction; provided, however, that (1) any change in the price or trading volume of shares of Purchaser Common Stock shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account); (2) in no event shall any fact, circumstance, occurrence, event, development, change or condition or combination thereof that has had or would reasonably be expected to have an adverse effect on the business or financial condition of the Target Companies constitute an Intervening Event unless such event, fact, circumstance or development constitutes a Seller Material Adverse Effect; and (3) the Target Companies meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether an Intervening Event has occurred (provided that the underlying factors may be taken into account). Purchaser agrees that, unless the Agreement is terminated in accordance with its terms, its obligation to establish a record date for, duly call, give notice of, convene and hold the Purchaser Special Meeting for the purpose of voting on the Purchaser Shareholder Proposals in accordance with the terms of this Agreement shall not be affected by any Change in Recommendation, and Purchaser agrees to establish a record date for, duly call, give notice of, convene and hold the Purchaser Special Meeting and submit for the approval of the Purchaser Shareholders the matters contemplated by the Proxy Statement in accordance with the terms of this Agreement, regardless of whether or not there shall be any Change in Recommendation.

(e)            If at any time prior to the Closing Date, any event, circumstance or information relating to Purchaser, Seller or any of their respective Affiliates, officers or directors or other Representatives should be discovered by Purchaser or Seller, as applicable, that in the reasonable judgment of Purchaser or Seller, as applicable, should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties, and an appropriate amendment or supplement describing such information shall be filed as promptly as reasonably practicable with the SEC by Purchaser and, to the extent required by Law, disseminated to the holders of shares of Purchaser Common Stock.

(f)            Subject to this Section 5.07, Purchaser shall use commercially reasonable efforts to complete the Purchaser Share Redemption as promptly as practicable and shall not terminate or withdraw the Purchaser Share Redemption other than in connection with the valid termination of this Agreement. Purchaser shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC, NASDAQ or the respective staff thereof that is applicable to the Purchaser Share Redemption. Nothing in this Section 5.07(f) shall (i) impose any obligation on Purchaser to extend the Purchaser Share Redemption beyond the Outside Date, or (ii) be deemed to impair, limit or otherwise restrict in any manner the right of Purchaser to terminate this Agreement in accordance its terms.

Section 5.08           Listing. During the Interim Period, Purchaser shall use all reasonable efforts that are necessary or desirable for Purchaser to remain listed as a public company on, and for the shares of Purchaser Common Stock to be tradable over, NASDAQ.

Section 5.09

Section 5.10           No Claim Against the Purchaser Trust Account. Seller acknowledges that it has read the Prospectus and that Purchaser has established the Purchaser Trust Account from the proceeds of Purchaser’s February 2022 initial public offering (“IPO”) and from certain private placements occurring simultaneously with the IPO for the benefit of Purchaser’s holders of Public Shares (“Public Shareholders”) and certain parties (including the underwriters of the IPO) and that, except for a portion of the interest earned on the amounts held in the Purchaser Trust Account, Purchaser may disburse monies from the Purchaser Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares of Purchaser Common Stock in connection with the consummation of Purchaser’s Business Combination; (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within fifteen (15) months, or if a three-month extension is exercised at Purchaser’s sole discretion, eighteen (18) months, from the closing of the IPO; (c) any amounts necessary to pay any Taxes; or (d) to, or on behalf of, Purchaser after or concurrently with the consummation of a Business Combination. Seller hereby agrees that it does not now and shall not at any time hereafter have (other than their rights upon Closing) any right, title, interest or claim of any kind in or to any monies in the Purchaser Trust Account or distributions therefrom, or make any claim prior to Closing against the Purchaser Trust Account, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”). Seller hereby irrevocably waives any Claims it may have against the Purchaser Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser and will not, prior to the Closing, seek recourse against the Purchaser Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement). For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the waivers under this Section 5.10 will continue to apply at and after the Closing or termination of this Agreement (as applicable) to distributions made to redeeming Public Shareholders and for transaction expenses paid (including deferred IPO underwriting discount and expenses payable to Purchaser’s underwriters in connection with the IPO). Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser to induce it to enter into this Agreement. This Section 5.10 shall not limit the right of Seller to seek specific performance against Purchaser pursuant to Section 9.12, including the right to seek specific performance against Purchaser to require Purchaser to take such actions contemplated by this Agreement subject to the satisfaction of Purchaser’s conditions to the Closing in Section 6.01 and Section 6.03, and to comply with the terms of the Purchaser Trust Agreement, including distribution of funds from the Purchaser Trust Account upon the Closing in accordance with the terms of this Agreement.

Section 5.11           Section 16 Matters. Prior to the Closing, the Purchaser Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the issuance of shares of Purchaser Common Stock by Purchaser, in each case, pursuant to this Agreement to any officer, director or shareholder (by reason of “director by deputization”) of the Target Companies who is expected to become a “covered person” of Purchaser for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder shall be an exempt transaction for purposes of Rule 16b-3 promulgated under the Exchange Act.

Section 5.12           Transaction Litigation. Each of Purchaser, on the one hand, and Seller, on the other hand, shall cooperate with the other and use commercially reasonable efforts in the defense or settlement of any third-party Action relating to the Transactions which is brought or threatened in writing against (a) Purchaser and/or any of their respective directors or officers, or (b) Seller, any of the Target Companies and/or any of their respective directors or officers. Such cooperation between the Parties shall include (i) keeping the other Party reasonably and promptly informed of any developments in connection with any such Action, (ii) giving the other Party a reasonable opportunity to participate in any such Action or settlement thereof (and consider in good faith the suggestions of the other Party in connection therewith), (iii) utilizing counsel reasonably agreeable to the Parties (such agreement to counsel not to be unreasonably withheld, conditioned or delayed), and (iv) refraining from compromising, settling, consenting to any order or entering into any agreement in respect of, any such Action without the written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.13           [Reserved].

Section 5.14           Director and Officer Liability; Indemnification.

(a)            From and after the Closing, Purchaser agrees that it shall indemnify and hold harmless each present and former director and officer of (x) each Target Company (the “Company Indemnified Parties”) and (y) Purchaser (the “Purchaser Indemnified Parties” and together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Target Companies or Purchaser, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Purchaser shall, and shall cause its Subsidiaries to (i) maintain provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Purchaser’s and its Subsidiaries’ (including the Target Companies’) former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Organizational Documents of the Target Companies, Purchaser or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)            For a period of six (6) years from the Closing, Purchaser shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Purchaser’s, the Target Companies’ or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Purchaser or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Purchaser be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Purchaser or the Target Companies, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2021 (the “Maximum Annual Premium”); provided, that, if the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then Purchaser shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as Purchaser’s or the Target Companies’ current directors’ and officers’ liability insurance carrier; provided, however, that (i) Purchaser may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 5.14 shall be continued in respect of such claim until the final disposition thereof.

(c)            Notwithstanding anything contained in this Agreement to the contrary, this Section 5.14 shall survive the consummation of the Transactions indefinitely and shall be binding, jointly and severally, on Purchaser and all successors and assigns of Purchaser. In the event that Purchaser, the Target Companies or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall ensure that proper provision shall be made so that the successors and assigns of Purchaser shall succeed to the obligations set forth in this Section 5.14.

(d)            On the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to Seller and Purchaser with the post-Closing directors and officers of Purchaser, which indemnification agreements shall continue to be effective following the Closing.

Section 5.15           Third Party Consents and Notices. Prior to the Closing Date, Seller shall give any notices to third parties, and use commercially reasonable efforts to obtain any consents under any Material Contract that are required as a result of the Transactions, including Contracts set forth on Section 5.15 of the Seller Disclosure Letter; provided, however, that Seller and Purchaser shall coordinate and cooperate in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained, from parties to any Material Contract in connection with consummation of the Transactions and in seeking any such actions, notices, consents, approvals or waivers. Assuming Seller has complied with this Section 5.15 in all material respects, obtaining any consents, approvals or waivers shall not, in and of itself, be a condition to Closing.

Section 5.16           Employment Agreements. During the Interim Period, the Parties will use commercially reasonable efforts to cause each of the Key Employees to enter into an employment agreement, to be effective as of the Closing, based on the terms and conditions as reasonably and mutually agreed upon by, Purchaser, Seller and such employees (the “Key Employee Employment Agreements”); provided that the Parties acknowledge and agree that the entry into such Key Employee Employment Agreements is not, and shall not be, a condition to Closing.

Section 5.17           No Purchaser Transactions. During the Interim Period, except as otherwise contemplated hereby, neither Seller nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Purchaser without the prior written consent of Purchaser.

Section 5.18           Acquisition Proposals and Alternative Transactions.

(a)            During the Interim Period, Purchaser will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Purchaser Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with or that could reasonably be expected to lead to a Purchaser Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a Purchaser Acquisition Proposal or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

(b)            During the Interim Period, Seller will not, and each will cause their Affiliates and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Seller Acquisition Proposal; (b) furnish or disclose any non-public information to any Person in connection with or that could reasonably be expected to lead to a Seller Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a Seller Acquisition Proposal or (d) otherwise cooperate with, assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 5.19           Purchaser Public Filings. During the Interim Period, Purchaser will use reasonable efforts to keep current, accurate and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 5.20           Financial Statements. As promptly as reasonably practicable after the date of this Agreement, Seller shall deliver to Purchaser the PCAOB Audited Financial Statements, the audited and unaudited financial statements of the Acquired Subsidiaries in the form and to the extent that are required to be included in the Proxy Statement, and any other audited and unaudited consolidated balance sheets and the related audited or unaudited consolidated accounts of Seller that are required to be included in the Proxy Statement. Each Party shall each use its commercially reasonable efforts (a) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of Seller or Purchaser, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy Statement and any other filings to be made by Purchaser with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC in connection therewith.

Section 5.21           Waiver of Available Cash Condition. The condition in Section 6.02(e) of the Original Business Combination Agreement has been waived by Seller and as such, is not included in this Agreement. The Parties agree that in consideration for Seller’s waiver of such closing condition, Purchaser shall issue as part of the Closing Share Consideration an additional 10,000,000 shares of Purchaser Common Stock to Seller (which, for the avoidance of doubt, constitutes a portion of the 30,000,000 shares of Purchaser Common Stock issued thereby). In addition, in connection with the Transactions contemplated hereby, (a) Seller shall cause Alternus FundCo Limited to assign to Purchaser at or immediately following the Closing, that certain Amended and Restated Convertible Promissory Note, dated March 8, 2023, issued by Alternus FundCo Limited to Wissam Anastas and (b) following the Closing, Seller shall have the right to assign to Purchaser that certain Convertible Loan Instrument dated 22 March 2021 as amended from time to time, issued by the Seller to AVG Group S.a.r.l. and to cause Purchaser to issue up to 2,300,000 shares of Purchaser Common Stock to AVG, subject to terms to be mutually agreed upon by AVG and the post-Closing board of directors of Purchaser.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01           Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the Transactions are subject to the satisfaction of the following conditions on or before the Closing, any and all of which may be waived in whole or in part by Purchaser, to the extent permitted by applicable Law:

(a)            Accuracy of Representations of Seller. (i) The representations and warranties of Seller set forth in Article III (other than the Seller Fundamental Representations) shall be true and correct in all respects (without giving effect to materiality, Seller Material Adverse Effect or similar phrases in such representations and warranties), on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Seller to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Seller Material Adverse Effect, and (ii) the Seller Fundamental Representations will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)            Compliance with Covenants. Seller shall have performed or complied with all agreements and covenants required by this Agreement and the Ancillary Agreements to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c)            No Seller Material Adverse Effect. There shall not have occurred a Seller Material Adverse Effect since the date hereof that is continuing.

(d)            Closing Certificate. Seller shall have delivered to Purchaser a certificate, signed by an executive officer of Seller and dated as of the Closing Date, certifying as to the matters set forth in Section 6.01(a), Section 6.01(b) and Section 6.01(c).

Section 6.02           Conditions to Obligations of Seller. The obligations of the Seller to consummate the Transactions are subject to the satisfaction of the following conditions, any and all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law:

(a)            Accuracy of Representations of Purchaser. (i) The representations and warranties of Purchaser set forth in Article IV (other than the Purchaser Fundamental Representations) shall be true and correct in all respects (without giving effect to materiality, Purchaser Material Adverse Effect or similar phrases in such representations and warranties), on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of Purchaser to be so true and correct, individually or in the aggregate, has not had and is not reasonably likely to have a Purchaser Material Adverse Effect, and (ii) the Purchaser Fundamental Representations will be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)            Compliance with Covenants. Purchaser shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, in each case in all material respects.

(c)            No Purchaser Material Adverse Effect. There shall not have occurred a Purchaser Material Adverse Effect since the date hereof that is continuing.

(d)            Closing Certificate. Purchaser shall have delivered to Seller a certificate, signed by an executive officer of Purchaser and dated as of the Closing Date, certifying as to the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(c).

(e)            [Reserved].

Section 6.03            Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions are subject to the satisfaction of the following conditions:

(a)            Receipt of HSR Approval. The HSR Approval, if required, shall have been obtained.

(b)            No Restraint. No provision of any applicable Law or Governmental Order shall be in effect prohibiting the consummation of the Transactions (including the Share Sale), and there shall not be any pending Action by any Governmental Authority which would reasonably be expected to result in the issuance of any such Governmental Order.

(c)            Purchaser Shareholder Approval. The approval of the Purchaser Shareholder Proposals other than the advisory charter proposal; (the “Purchaser Shareholder Approval”) shall have been duly obtained in accordance with the Laws of the State of Delaware, the Organizational Documents of Purchaser and the rules and regulations of NASDAQ.

(d)            Listing. The shares of Purchaser Common Stock to be issued pursuant to the Transactions and any Investment Agreements, if applicable, shall have been conditionally approved for listing on NASDAQ, subject to official notice of the issuance thereof and any requirement to have a sufficient number of round lot holders of shares of Purchaser Common Stock.

(e)            Net Tangible Assets. Purchaser shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Purchaser Share Redemption.

ARTICLE VII
TERMINATION

Section 7.01           Termination by Mutual Consent. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by the mutual written consent of Purchaser and Seller.

Section 7.02           Termination by Purchaser or Seller. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing by either Purchaser or Seller if any injunction or other Governmental Order of any Governmental Authority preventing the consummation of the Transactions (including the Share Sale) shall have become final and non-appealable.

Section 7.03           Termination by Seller. Seller may terminate this Agreement at any time prior to the Closing by written notice to Purchaser:

(a)            upon a material breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of Purchaser shall have become untrue or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 6.02(a) or Section 6.02(b) incapable of fulfillment, and such violation or breach has neither been waived by Seller nor (if capable of being cured) cured by Purchaser within thirty (30) days of Purchaser’s receipt of written notice of such violation or breach from Seller; provided, however, that the right to terminate this Agreement under this Section 7.03(a) shall not be available to Seller if Seller is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements that has not been cured; or

(b)            if (i) the Closing shall not have occurred by November 28, 2023 (the “Termination Date”), provided, that the Termination Date may be extended to a later date by mutual written consent of Purchaser and Seller, in which case such later date shall be deemed the Termination Date for purposes of this Agreement; and (ii) the failure of the Closing to occur on or before the Termination Date is not caused by a failure of Seller to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing.

Section 7.04           Termination by Purchaser. Purchaser may terminate this Agreement at any time prior to the Closing by written notice to Seller:

(a)            upon a material breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement or the Ancillary Agreements, or if any representation or warranty of Seller shall have become untrue or incorrect, in either case which has rendered the satisfaction of the conditions set forth in Section 6.01(a), Section 6.01(b) or Section 6.01(c) incapable of fulfillment, and such violation or breach has neither been waived by Purchaser nor (if capable of being cured) cured by Seller within 30 days of Seller’s receipt of written notice of such violation or breach from Purchaser; provided, however, that the right to terminate this Agreement under this Section 7.04(a) shall not be available to Purchaser if Purchaser is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Ancillary Agreements that has not been cured;

(b)            if (i) the Closing shall not have occurred by the Termination Date and (ii) the failure of the Closing to occur on or before the Termination Date is not caused by a failure of Purchaser to perform and comply in all material respects with its covenants and agreements contained in this Agreement or any of the Ancillary Agreements that are required to be performed or complied with at or prior to Closing; or

(c)            if Seller fails to consummate the Transactions on the fifth (5th) Business Day following the later of (A) the day on which the last of the conditions set forth in Sections 6.02 and 6.03 (excluding conditions that, by their nature are to be satisfied at the Closing) are satisfied and (B) the date on which Purchaser delivers written notice to Seller that the condition in the foregoing clause (A) is satisfied and Purchaser has irrevocably confirmed that it is ready, willing and able to consummate the Transactions and is prepared to satisfy the conditions set forth in Sections 6.02 and 6.03 that cannot be satisfied until Closing on such date.

Section 7.05           Effect of Termination. Subject to Section 7.06, if this Agreement is terminated pursuant to this Article VII, all further obligations of the Parties under this Agreement (other than those contained in Section 5.10, this Section 7.05, Article IX and the Confidentiality Agreement, which shall continue in effect) shall be terminated and shall be of no further force and effect, and no Party or its respective Representatives or Affiliates will have any further liability to any other Party; provided that nothing herein shall relieve any Party from liability for such Party’s breach of this Agreement prior to the date of termination or for fraud under applicable Law.

Section 7.06           Termination Fee. If Purchaser terminates this Agreement pursuant to Section 7.04(c), then Seller shall promptly pay Purchaser a termination fee of $2,000,000 (the “Termination Fee”). Seller acknowledges and agrees that (i) the Termination Fee is a fair and reasonable estimate of the actual damages suffered by Purchaser, which amount would otherwise be impossible to calculate with precision, (ii) the Termination Fee constitutes liquidated damages hereunder and is not intended to be a penalty, and (iii) the Termination Fee shall be the sole and exclusive remedy available to Purchaser against Seller; provided, however, that the limitations set forth in this Section 7.06 shall not apply to the Liabilities arising from a finding of fraud committed by Seller, as determined by a final, non-appealable order in a court of competent jurisdiction.

ARTICLE VIII
TAX MATTERS

Section 8.01           Cooperation. After the Closing Date, Purchaser and Seller shall provide each other with reasonable cooperation in connection with the preparation and filing of Tax Returns of the Target Companies, any other Tax Returns or Tax filings contemplated by this Agreement and any Tax audit, contest, claim or other proceeding in respect of any Tax Returns or Taxes of the Target Companies in each case with respect to Pre-Closing Tax Periods, and shall make available to the other and to any taxing authority as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of the Target Companies for all periods that end prior to or on, or that include, the Closing Date and shall preserve all such information, records and documents until the expiration of any statute of limitations or extensions thereof.

Section 8.02           Straddle Period Allocation. For purposes of the Agreement, in the case of a Straddle Period, the amount of Taxes allocable to the Pre-Closing Tax Period portion of such Straddle Period shall be (a) in the case of property Taxes and other Taxes imposed on a periodic basis without regard to income, gross receipts, payroll or sales, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of such Straddle Period ending at the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period and (b) in the case of all other Taxes, determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957(a) of the Code), partnership, or other pass-through entity in which any Target Company holds a beneficial interest shall be deemed to terminate at such time), as if the taxable period of that entity ended as of the close of business on the Closing Date); provided that exemptions, allowances or deductions that are calculated on an annual (or monthly) basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a daily basis.

Section 8.03           Pass-Through Tax Returns. Any Pass-Through Tax Returns of the Relevant Target Companies that Purchaser prepares and files, or causes to be prepared and filed, for any Pre-Closing Tax Period that are to be filed after the Closing Date (the “Purchaser Prepared Returns”) shall be prepared in a manner consistent with the Relevant Target Company’s past practices (to the extent supportable at a “more likely than not” or higher level of comfort), except as otherwise required by applicable Law. Each Purchaser Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to Seller for review no later than thirty (30) days prior to the due date for filing such Purchaser Prepared Return (taking into account applicable extensions). Purchaser shall consider in good faith all reasonable comments timely received from Seller in writing no later than fifteen (15) days prior to the due date for filing any such Purchaser Prepared Return (taking into account applicable extensions). Notwithstanding the foregoing, each Purchaser Prepared Return for the Company for any Straddle Period for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Tax Law) is available shall be prepared in accordance with such method (with such interim closing occurring as of end of business on the Closing Date), except as otherwise required by applicable law. Purchaser shall prepare, or cause to be prepared, all other Tax Returns of the Target Companies that are filed after the Closing Date for which are not Purchaser Prepared Returns.

Section 8.04           Push-Out Election. Notwithstanding anything else to the contrary, with respect to any Tax audit, examination, or other proceeding by any Governmental Authority relating to any Pass-Through Tax Returns of a Relevant Target Company for any Pre-Closing Tax Period (each, a “Tax Proceeding”), a valid “push out” election under Section 6226 of the Code and the Treasury Regulations promulgated thereunder (and applicable state or local income Tax law) shall be made to the extent such election is available for any Pre-Closing Tax Period (or portion thereof).

Section 8.05           Tax Sharing Agreements. All Tax allocation, indemnification, sharing, gross-up, or similar Contracts or arrangements with respect to or involving a Target Company, on the one hand, and Seller and its Affiliates (other than the Target Companies), on the other hand, shall be terminated as of the Closing Date, thereby extinguishing any obligations or liabilities of the Target Companies thereunder.

Section 8.06           Purchase Price Allocation. Within thirty (30) days of the Closing Date, Seller shall provide the Purchaser Representative with a statement that allocates (the “Purchase Price Allocation”) the Closing Consideration (any other amounts required to be taken into account for U.S. federal income tax purposes) among the appropriate assets of Seller in accordance with the applicable Law. The Purchaser Representative shall have the right to raise reasonable objections to any portion of the initial Purchase Price Allocation within thirty (30) days after its receipt thereof from Seller by delivering written notice to Seller setting forth in reasonable detail its objections to the initial Purchase Price Allocation and the reasons therefor. Unless the Purchaser Representative raises objections in accordance with the preceding sentence, the Purchaser Representative shall be deemed to have agreed to the initial Purchase Price Allocation as prepared by Seller. The Purchaser Representative and Seller shall attempt to resolve any objections raised by the Purchaser Representative within such thirty (30)-day period. To the extent the Parties agree on the Purchase Price Allocation, the Parties shall prepare and file all Tax Returns in a manner consistent with the Purchase Price Allocation and shall not take any position on any Tax Return or in the course of any Tax audit, review, litigation, or other proceeding inconsistent with the Purchase Price Allocation, unless otherwise required by a final “determination” within the meaning of Section 1313 of the Code (or any similar or corresponding provision of state, local, or non-U.S. Law) or a revised Purchase Price Allocation as mutually agreed by the Parties.

Section 8.07           Tax Treatment. The Parties acknowledge and agree that the Transactions are intended to be treated for U.S. federal (and applicable state and local) income Tax purposes as a contribution described in Section 351(a) of the Code. The Parties shall prepare and file all Tax Returns in a manner consistent with such intended tax treatment and shall not take any position on any Tax Return or in the course of any Tax audit, review, litigation, or other proceeding inconsistent with such intended tax treatment, unless otherwise required by applicable Law.

Section 8.08           Transfer Taxes. All transfer Taxes, stamp Taxes and other sales, use, documentary, excise, and similar Taxes, if any, that are imposed on the Transactions (collectively, “Transfer Taxes”), shall be borne by Seller. The Person responsible under Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to Seller or Purchaser, as applicable. The Parties shall reasonably cooperate to timely prepare and file any Tax Returns or other filings relating to any Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. If Seller is not responsible for filing such Tax Return, Seller shall pay to the Person responsible for filing such Tax Return all Transfer Taxes that it owes pursuant to this Section 8.08 within five (5) Business Days of written demand from the Person responsible for filing such Tax Return, provided that no payment shall be required more than three (3) days before the Transfer Tax is required to be paid.

ARTICLE IX
GENERAL PROVISIONS

Section 9.01           Survival. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto shall terminate at the Closing. Notwithstanding the foregoing, neither this Section 9.01 nor anything else in this Agreement to the contrary shall limit: (a) the survival of any covenant or agreement of the Parties which by its terms is required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms; (b) any claim against Seller in connection with the Restructuring if timely made pursuant to the applicable statute of limitations for such claim or (c) any claim against any Person with respect to fraud or willful breach of this Agreement if timely made pursuant to the applicable statute of limitations for such claim.

Section 9.02           Indemnification by Seller. From and after the Closing, Seller shall be liable for, and shall indemnify and hold harmless Purchaser from and against any and all losses, Liabilities, actions, claims, demands, judgments, obligations, damages, Taxes, interest, awards, fines, penalties, costs and expenses (including out-of-pocket legal fees, costs and expenses incurred in investigating, preparing or defending the foregoing), asserted against, incurred, sustained or suffered by Purchaser as a result of, arising out of or otherwise relating to the Restructuring. If Purchaser has a claim for indemnification pursuant to this Section 9.02, then the Purchaser Representative shall give Seller written notice of such claim, and such claims, to the extent not mutually resolved between Seller and the Purchaser Representative, shall be resolved in accordance with the dispute resolution provisions set forth in Section 9.04.

Section 9.03           Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware (without reference to its choice of Law rules).

Section 9.04           Consent to Jurisdiction, Waiver of Jury Trial.

(a)            Any Action that is based upon, arises out of, in connection with or relates to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby (a “Dispute “) must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Dispute, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Dispute shall be heard and determined only in any such court, and (iv) agrees not to bring any Dispute based upon, arising out of or relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any Action permitted by Law or to commence an Action or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 9.04.

(b)            EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 9.05           Notices. All notices or other communications, including service of process, required or permitted hereunder shall be in writing and shall be deemed given or delivered and received on the earliest of (a) the day when delivered, if delivered personally, (b) two (2) Business Days after deposit for next-day delivery with a nationally or internationally recognized courier or overnight service such as Federal Express or DHL (or upon any earlier receipt confirmed in writing by such service), (c) seven (7) Business Days after mailing via U.S. certified or registered mail, return receipt requested, or (d) the date sent, with no mail undeliverable or other rejection notice, if sent by email, in each case addressed as follows:

If to Purchaser, to:

Clean Earth Acquisitions Corp.
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738
Attn:            Aaron Ratner

E-mail:       aaron@carbonfoundry.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention:   Steven R. Burwell

Email:          sburwell@proskauer.com

If to Purchaser Representative, to:

Clean Earth Acquisitions Sponsor, LLC
12600 Hill Country Blvd, Building R, Suite 275
Bee Cave, Texas 78738
Attn:            Alexander Greystoke

E-mail:       AlexHSC2@gmail.com

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036

Attention:   Steven R. Burwell

Email:          sburwell@proskauer.com

If to Seller, to:

Alternus Energy Group Plc
Suite 9 & 10
Plaza 212
Blanchardstown Corporate Park 2
Dublin D15 R504
Ireland
Attn:            Tali Durant

E-mail:        td@alternusenergy.com

with a copy (which shall not constitute notice) to:

Carmel, Milazzo & Feil LLP
55 West 39th Street, 18th Floor
New York, NY 10018
Attn:             Ross D. Carmel, Esq.

E-mail:        rcarmel@cmfllp.com

and to such other address or addressee as any such Party has specified by prior written notice to the other Party in accordance with this Section 9.05.

Section 9.06           Assignment; Successors and Assigns; No Third Party Rights. Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other Party, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void ab initio. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives, and nothing herein, express or implied, it intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, that the D&O Indemnified Parties shall be third party beneficiaries and entitled to enforce Section 5.14, the Released Parties shall be third party beneficiaries and entitled to enforce Section 9.13, Carmel, Milazzo & Feil LLP shall be a third party beneficiary and entitled to enforce Section 9.15(a), and Proskauer Rose LLP shall be a third party beneficiary and entitled to enforce Section 9.15(b).

Section 9.07           Entire Agreement; Amendments; Waiver.

(a)            This Agreement and the Exhibits and Disclosure Letters referred to herein, the Ancillary Agreements and the Confidentiality Agreement contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all prior and contemporaneous agreements, understandings and intents, whether express or implied (whether oral or written), between or among any of the Parties with respect to such subject matter.

(b)            No amendment or modification of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by all of the Parties. No waiver of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party against whom enforcement of such waiver is sought. No course of dealing between the Parties shall be deemed to modify, amend or discharge any provision or term of this Agreement. No delay or failure by any Party in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any Party of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

Section 9.08           Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 9.09           Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to the other Party. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.10           Post-Closing.

(a)            Post-Closing Payments Related to the Business. If any payment on accounts receivable of any Target Company or other assets of a Target Company is received by Seller or its Affiliate after the Closing Date, Seller will hold such amounts received as trustee for, and remit such amounts to, Purchaser by wire transfer of immediately available funds as soon as practicable (and in any event within five (5) Business Days following receipt thereof). Purchaser may endorse and cash any checks or instruments payable or endorsed to Seller or any Affiliate thereof or its order which are received by Purchaser and which relate to any Target Company.

(b)            Business Relationships. After the Closing, Seller will cooperate with Purchaser in its efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing and relating to the Business. Seller will refer to Purchaser all inquiries relating to any Target Company. None of Seller, its Affiliates or any Representative of either Seller or its Affiliates shall take any action that would reasonably be expected to diminish the value of the Target Companies after the Closing or that would interfere with the Target Companies.

(c)            Name Change. Within five Business Days following the Closing, Seller shall change its name and the name of any of its Affiliates such that the names of Seller and its Affiliates shall not contain the name “Alternus” or any name that may be similar thereto.

Section 9.11           Further Assurances. The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transactions. Furthermore, the Parties agree to comply with all Laws in connection with the Transactions.

Section 9.12           Remedies; Specific Performance. The Parties acknowledge that money damages may not be an adequate remedy at law if any Party fails to perform any of its obligations hereunder, and accordingly agree that each Party, in addition to any other remedy to which it may be entitled at Law or in equity, shall be entitled to seek an injunction or similar equitable relief restraining such Party from committing or continuing any such breach (or threatened breach) and to compel specific performance of the obligations of any other Party under this Agreement, without the posting of any bond. No remedy under this Agreement shall be exclusive of any other remedy, and all available remedies shall be cumulative.

Section 9.13           No Recourse. All Actions that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach of this Agreement, and (d) any failure of the Transactions to be consummated, may be made only against (and, without prejudice to the rights of any express third-party beneficiary to whom rights under this Agreement inure pursuant to Section 9.06), Persons that are expressly identified as parties to this Agreement and not against any Released Party. No other Person, including any director, officer, employee, incorporator, member, partner, manager, shareholder, optionholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, shareholder, Affiliate, agent, attorney or representative of, or any financial advisor or lender (each of the foregoing, a “Released Party”) to any of the foregoing shall have any Liabilities (whether in contract or in tort, in Law or in equity, or granted by statute whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or Liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d) and each Party, on behalf of itself and its Affiliates, hereby irrevocably releases and forever discharges each of the Released Parties from any such Liability or obligation.

Section 9.14           Fees and Expenses. Except as expressly set forth in this Agreement, including the treatment of Purchaser Transaction Expenses and Seller Transaction Expenses, all fees and expenses incurred in connection with this Agreement, the Transactions or otherwise shall be paid by the Party incurring such fees or expenses.

Section 9.15           Legal Representation.

(a)            The Parties, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby arises after the Closing between or among (x) Seller and any of its directors, members, partners, officers, employees or Affiliates (collectively, the “Seller Group”), on the one hand, and (y) Purchaser, the Purchaser Representative, the Sponsor, the shareholders or holders of other equity interests of Purchaser, the Purchaser Representative or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Purchaser Group”), on the other hand, any legal counsel, including Carmel, Milazzo & Feil LLP, that represented Seller prior to the Closing may represent any member of the Seller Group in such dispute even though the interests of such Persons may be directly adverse to Purchaser, and even though such counsel may have represented Seller in a matter substantially related to such dispute, or may be handling ongoing matters for Seller, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Seller and/or any member of the Seller Group, on the one hand, and Carmel, Milazzo & Feil LLP, on the other hand (the “Carmel Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Seller Group after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by Seller prior to the Closing with Purchaser under a common interest agreement shall remain the privileged communications or information of Seller. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Carmel Privileged Communications, whether located in the records or email server of Purchaser, Seller or their respective Subsidiaries, in any Action against or involving any of the Parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the Carmel Privileged Communications, by virtue of the Transactions.

(b)            The Parties, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby arises after the Closing between or among (x) any member of the Seller Group, on the one hand, and (y) any member of the Purchaser Group, on the other hand, any legal counsel, including Proskauer Rose LLP, that represented Purchaser and the Sponsor prior to the Closing may represent any member of the Purchaser Group in such dispute even though the interests of such Persons may be directly adverse to Seller, and even though such counsel may have represented Purchaser in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, and further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Purchaser and/or any member of the Purchaser Group, on the one hand, and Proskauer Rose LLP, on the other hand (the “Proskauer Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Transactions and belong to the Purchaser Group after the Closing. Notwithstanding the foregoing, any privileged communications or information shared by Purchaser prior to the Closing with Seller under a common interest agreement shall remain the privileged communications or information of Purchaser. The Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Proskauer Privileged Communications, whether located in the records or email server of Purchaser, Seller or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and the Parties agree not to assert that any privilege has been waived as to the Proskauer Privileged Communications, by virtue of the Transactions.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have duly executed this Business Combination Agreement as of the date first above written.

CLEAN EARTH ACQUISITIONS CORP.

By:	/s/ Aaron Ratner
Name: Aaron Ratner
Title: CEO

ALTERNUS ENERGY GROUP PLC

By:	/s/ Vincent Browne
Name: Vincent Browne
Title: Director

CLEAN EARTH ACQUISITIONS SPONSOR, LLC, in its capacity as the Purchaser Representative and solely for purposes of Sections 8.06 and 9.02

By:	/s/ Martha Ross
Name: Martha Ross
Title: Manager, Director

[Signature Page to Business Combination Agreement]